UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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EQUIFAX INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders on Friday, May 8, 2009 at 9:30 a.m., Eastern Daylight Time, at our principal executive offices located at the address shown above.

In addition to addressing the matters described in the attached Proxy Statement, we will use the meeting as an opportunity to report on our recent activities. You will be able to ask questions and to meet your company’s directors and senior executives.

Whether or not you plan to attend the annual meeting, your vote is important. We urge you to participate in electing directors and deciding the other matters described in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. The Proxy Statement explains how to vote.

Thank you for your continued support of Equifax.

Sincerely yours,

Richard F. Smith Chairman and Chief Executive Officer

March 20, 2009

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

AND

PROXY STATEMENT

Time:	9:30 a.m., Eastern Daylight Time
Date:	May 8, 2009
Place:	Equifax Inc. 1550 Peachtree Street, N.W. Atlanta, Georgia

Purpose:

1.	To elect as directors the three nominees named in the attached Proxy Statement for a three-year term;

2.	To ratify the selection of Ernst & Young LLP as Equifax’s independent registered public accounting firm for the year 2009;

3.	To amend the Articles of Incorporation and Bylaws to declassify the Board of Directors;

4.	To amend the Articles of Incorporation to provide for majority voting in uncontested director elections; and

5.	To conduct any other business that may properly come before the meeting.

Our Board of Directors recommends that you vote “FOR” the election of all three director nominees, “FOR” ratification of the selection of Ernst & Young LLP, and “FOR” the proposals to declassify the Board of Directors and to provide for majority voting in uncontested director elections.

This notice and proxy statement are being mailed or made available on the Internet to shareholders on or about March 20, 2009. These materials describe the matters being voted on at the annual meeting and contain certain other information. In addition, these materials are accompanied by a copy of Equifax’s 2008 Annual Report to Shareholders, which includes financial statements as of and for the fiscal year ended December 31, 2008.

Only shareholders of record at the close of business on March 3, 2009 may vote, in person or by proxy, at the annual meeting.

Your vote is important. If you accessed the attached Proxy Statement through the Internet after receiving a Notice of Internet Availability of Proxy Materials by e-mail or regular mail, you may cast your vote by telephone or over the Internet by following the instructions in the notice. If you received the Proxy Statement by regular mail, you may cast your vote by mail, by telephone or over the Internet by following the instructions on the enclosed proxy card.

March 20, 2009

By Order of the Board of Directors,

Dean C. Arvidson
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be Held on May 8, 2009

The Proxy Statement and our Annual Report to Shareholders are available at

www.equifax.com/about_equifax/en_us.

i

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

(404) 885-8000

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 8, 2009

VOTING INFORMATION

Purpose

This Proxy Statement is being mailed or made available on the Internet to shareholders on or about March 20, 2009. The Board of Directors of Equifax is soliciting proxies to be used at the 2009 Annual Meeting of Shareholders which will be held on Friday, May 8, 2009 at 9:30 a.m., Eastern Daylight Time, at the Company’s principal executive offices at the address shown above. Proxies are being solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting.

In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting or any adjournment of that meeting. In these materials we refer to Equifax Inc., as “Equifax,” “company”, “we” and “our”; to our Amended and Restated Articles of Incorporation as the “Articles of Incorporation” and Amended and Restated Bylaws as the “Bylaws”; and to the 2009 Annual Meeting of Shareholders as the “Annual Meeting.”

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The Proxy Statement, Annual Report to Shareholders and our 2008 Form 10-K report to the Securities and Exchange Commission, or “SEC”, are available at www.equifax.com/about_equifax/en_us.

This year, in accordance with new SEC rules, we have elected to furnish our proxy materials to shareholders over the Internet. Accordingly, most shareholders are receiving by mail a Notice of Internet Availability of Proxy Materials, or “Notice”, which provides general information about the Annual Meeting, the address of the website on which our Proxy Statement and Annual Report are available for review, printing and downloading, and instructions on how to submit proxy votes. Shareholders who are current employees of Equifax or who have elected to receive proxy materials via electronic delivery will receive via e-mail the Proxy Statement, Annual Report to Shareholders and instructions on how to vote. Certain shareholders who have made a permanent election to receive proxy materials in hard copy will receive a full set of the proxy materials in the mail. For those who wish to receive a paper or e-mail copy of the proxy materials, the Notice contains instructions on how to do so.

Who Can Vote

With respect to each matter properly brought before the Annual Meeting, each shareholder (of record or beneficial) who held shares as of the close of business on March 3, 2009, which we refer to as the “record date”, is entitled to one vote, in person or by proxy, for each share of common stock held as of the record date.

Shareholders of Record.    If, as of the close of business on the record date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a shareholder of record and own 500 or fewer shares and did not vote at the 2008 annual meeting, we sent you a Notice. As a shareholder of record, you may vote in person at the meeting or by proxy. As of the record date, there were outstanding 125,925,983 shares of Equifax common stock entitled to vote.

Beneficial (“Street Name”) Shareholders.    If, as of the close of business on the record date, your shares were not held directly in your name but rather were held in an account with a brokerage firm, bank or similar intermediary organization, then you are the beneficial holder of shares held in “street name” and a Notice was sent to you by that intermediary. The intermediary is considered to be the holder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct the intermediary how to vote the shares held in your account.

How to Vote

Whether you hold shares as the shareholder of record or in street name, you may direct how your shares are voted without attending the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance of the meeting in order to ensure that your vote is counted. If you are a shareholder of record, you may vote by submitting a proxy in accordance with the instructions included in your Notice or on your proxy card. If you hold shares in street name, you may vote by submitting voting instructions to your broker, bank, trustee or other intermediary in accordance with the Notice or voting instruction card provided to you by that organization. Executors, administrators, trustees, guardians, attorneys and other representatives voting on behalf of a shareholder should indicate the capacity in which they are voting and corporations should vote by an authorized officer whose title should be indicated.

You may vote in the following manner:

By Telephone or the Internet—Shareholders may vote their shares via telephone or the Internet as instructed in the Notice or the proxy card. The telephone and Internet procedures are designed to authenticate a shareholder’s identity, to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.

By Mail—Shareholders who have requested hard copies of the proxy materials may choose to vote by mail and, if they so choose, should complete, sign and date their proxy card or voting instruction card and mail it in the pre-addressed envelope that accompanied the delivery of the proxy materials. Note that if you sign and return a proxy card or voting instruction card but do not specify how to vote, your shares will be voted with management, which will be in favor of our director nominees (Proposal 1) and in favor of Proposals 2, 3 and 4.

Participants in the Equifax Inc. 401(k) Plan and the Equifax Canada Retirement Savings Program for Salaried Employees (the “Equifax Plans”)—If you participate in the Equifax Plans, your proxy card includes shares that the relevant plan has credited to this account.

To allow sufficient time for the Equifax Plans’ trustees to vote, the trustees must receive your voting instructions no later than 11:59 p.m., Eastern Daylight Time, on May 6, 2009. The Equifax Inc. 401(k) Plan trustee will vote those plan shares that are not voted by this deadline in the same proportion as the shares held by the trustees for which voting instructions have been received. The Equifax Canada Retirement Savings Program for Salaried Employees trustee will only vote those plan shares for which voting instructions are received prior to this deadline. Participants in the Equifax Plans may not vote the shares owned through such plans after this deadline, including at the Annual Meeting.

Voting at the Annual Meeting

You can vote in person at the Annual Meeting. However, even if you plan to attend the meeting, we recommend that you vote in advance of the meeting in order to ensure that your vote is counted. If you vote in advance and then attend the meeting, you can always change your vote at the meeting. If your shares are held in street name and you decide to vote in person at the Annual Meeting, you must obtain from the intermediary that holds your shares a valid proxy giving you the right to vote the shares, and bring that proxy to the meeting.

How to Change Your Vote

Shareholders of record may revoke their proxy before it is voted at the Annual Meeting by (i) submitting a new proxy with a later date, (ii) voting in person at the annual meeting, or (iii) sending written notification of revocation addressed to: Equifax Inc., 1550 Peachtree Street, N.W., Atlanta, Georgia 30309, attention: Corporate Secretary.

If you hold your shares in street name, you may change your vote by submitting new voting instructions to your broker or other intermediary, following instructions they provided, or, if you have obtained a legal proxy from your broker or other intermediary giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Attending the Annual Meeting

Shareholders (of record and beneficial), their proxy holders and Company guests may attend the Annual Meeting. Verification of share ownership will be requested at the admissions desk. If your shares are held in street name, you must bring to the meeting an account statement or letter from the record holder (i.e., the broker, bank, trustee or other intermediary organization that holds your shares) indicating that you were the beneficial owner of the shares on March 3, 2009. For directions to attend the meeting or special assistance, please contact us at (404) 885-8000 and request to be connected to the Office of Corporate Secretary.

Quorum Requirements

In order to carry on the business of the Annual Meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be present in person or represented by proxy at the Annual Meeting. Abstentions and broker nonvotes (described below) are counted for purposes of determining the presence of a quorum.

Voting Requirements

The voting standards applicable to the Annual Meeting are as follows:

Election of Directors

At the Annual Meeting, the election of directors will be “uncontested,” meaning that the number of nominees does not exceed the number of directors to be elected. Our Bylaws provide that a nominee will be elected by plurality vote, which means the three nominees receiving the highest number of “for” votes at the Annual Meeting will be elected. Abstentions and shares represented by proxies that are marked “withhold authority” for the election of one or more director nominees will not be included in the total number of votes cast and therefore will have no effect on the election’s outcome.

Other Proposals

Proposal 2 (To Ratify the Selection of Independent Registered Public Accounting Firm for 2009) will be approved if the votes cast “for” the proposal exceed the votes cast “against” it. Abstentions will not affect the outcome of the vote on this proposal.

Proposal 3 (To Amend the Articles of Incorporation and Bylaws to Declassify the Board of Directors) and Proposal 4 (To Amend the Articles of Incorporation to Provide for Majority Voting in Uncontested Director Elections) each will be decided by the affirmative vote of shares representing a majority of the votes entitled to be cast by the holders of all of the issued and outstanding Equifax common stock. Abstentions and broker non-votes will have the same effect as votes “against” approval of these proposals.

Significance of “Broker Nonvotes”

The rules of the New York Stock Exchange, or “NYSE”, provide that when a matter to be voted on at an annual meeting is “non-routine,” a broker holding shares of record on behalf of a client may vote those shares only if the broker has received voting instructions from the client. If the broker has not received voting instructions from the client, the broker may submit a proxy but may not vote the client’s shares on the matter(s) for which instructions were required but not provided. When a broker submits a proxy but refrains from voting in this way, a “broker nonvote” occurs. Shares subject to a broker nonvote are not counted as present or represented with respect to the non-routine matters being addressed at the Annual Meeting; however, they are counted as present and represented for purposes of determining the presence of a quorum at the meeting. Under the NYSE rules, Proposals 3 and 4 described in this Proxy Statement are considered non-routine.

Other Matters

As of the date of this Proxy Statement, we do not know of any matters not described herein that will be presented at the Annual Meeting. However, if any other matter shall properly come before the meeting, the persons named in the proxy will use their discretion to vote on such matter on behalf of shares for which proxies were submitted.

Conduct of the Annual Meeting

The Chairman of our Board of Directors acts as chairman of the Annual Meeting, and has authority to conduct the meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, the Chairman has the discretion to establish reasonable rules for discussion, comments and questions during the meeting.

Counting the Votes

Representatives of Broadridge Financial Solutions, Inc., will tabulate the votes and act as independent inspectors of election.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Guidelines

The Board of Directors exercises oversight of the performance of our Chairman and Chief Executive Officer, or CEO, and other senior management to assure that the long-term interests of the shareholders are being served. The Board regularly monitors the effectiveness of management policies and decisions, including the execution of the Company’s strategies. The Board’s Mission Statement and Guidelines on Significant Corporate Governance Issues, referred to as the “Governance Guidelines,” as well as written charters for Board committees, provide the framework for the governance of the Company and are available upon request to the Corporate Secretary, Equifax Inc., P.O. Box 4081, Atlanta, Georgia 30302 or by accessing our website at ww.equifax.com/about_equifax/corporate_governance/committee_charters/en_us.

Code of Ethics

We have adopted codes of ethics and business conduct applicable to our directors, officers and employees, available at www.equifax.com/about_equifax/corporate_governance/en_us, or in print upon request to the Corporate Secretary at the above address. Any amendment or waiver of a provision of these codes of ethics that applies to any Equifax director or executive officer will also be disclosed on this website.

Director Independence

Pursuant to NYSE rules, the Board affirmatively determines the independence of each director and director nominee in accordance with the Governance Guidelines. The Governance Guidelines include categorical Director Independence Standards which are consistent with the NYSE rules and require that a majority of the Board be comprised of independent directors. A copy of the Director Independence Standards is attached to this Proxy Statement as Appendix A.

Based on these standards, the Board has affirmatively determined that each of the following eight non-employee directors is independent and has no material relationship with Equifax, except as a director and shareholder of the Company: James E. Copeland, Jr., Robert D. Daleo, Walter W. Driver, Jr., Mark L. Feidler, L. Phillip Humann, Siri S. Marshall, John A. McKinley and Mark B. Templeton. Richard F. Smith and William W. Canfield were not deemed independent directors because they are also Company executive officers.

The Board considered and reviewed a limited number of commercial transactions undertaken in the ordinary course of our business with businesses and charities where our directors serve as officers or directors. As noted in the following paragraph, each of these transactions is significantly below the thresholds set forth in the categories of immaterial relationships described in our Director Independence Standards.

Review of Related-Person Transactions

Equifax has adopted a written policy for approval or ratification of transactions between the Company and its directors, director nominees, executive officers, beneficial owners of more than 5% of our outstanding common stock, and their respective family members where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year. The policy provides that the Audit Committee reviews transactions subject to the policy and decides whether or not to approve or ratify those transactions. In doing so, the Audit Committee determines whether the transaction is in the best interests of Equifax. In making that determination, the Audit Committee takes into account the following, among other factors it deems appropriate:

•	the extent of the related person’s interest in the transaction;

•	whether the transaction is on terms generally available to an unaffiliated third party under the same or similar circumstances;

•	the benefits to Equifax;

•	the availability of other sources for comparable products or services; and

•	the terms of the transaction.

The Governance Committee also determines the impact or potential impact on a director’s independence in the event the related party is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder or executive officer.

In the ordinary course of business, Equifax and its subsidiaries may have transactions with companies and organizations whose executive officers are also Equifax directors. The independent directors listed above are affiliated with companies that have business relationships with Equifax. The Board has determined under its Director Independence Standards that none of these relationships is material, individually or in the aggregate, and such relationships do not prevent the directors from being independent directors. In the opinion of management, the terms of such arrangements and other services are fair and reasonable and as favorable to Equifax and its subsidiaries as those which could have been obtained from unrelated third parties at the time of their execution. In each case, Audit Committee approval or ratification was obtained in accordance with our related party transaction approval policy and practices. See “Certain Relationships and Related Transactions” on page 50.

Communicating with Directors

Shareholders and other interested parties who wish to communicate with our directors, a committee of the Board of Directors, the Presiding Director, the Board’s non-management directors as a group, or the Board generally should address their correspondence accordingly and send by mail to Equifax Inc., c/o Corporate Secretary, 1550 Peachtree Street, N.W., Atlanta, GA 30309. All concerns related to audit or accounting matters will be referred to the Board’s Audit Committee.

Board Composition, Leadership and Size

The Board of Directors of the Company currently consists of ten directors, divided into two classes of three directors each and one class of four directors, with the directors in each class serving three-year terms and with the terms of office of one class expiring at each annual meeting of shareholders. The Board has proposed an amendment to the Articles of Incorporation and Bylaws (See Proposal 3 below) that would de-classify the Board and provide for the annual election of directors. If Proposal 3 is approved by the shareholders as recommended by the Board, the Board will implement a staggered annual election of all directors over a three-year period ending at the 2012 Annual Meeting and all directors will then serve one-year terms rather than three-year terms.

The Board has determined that 10 to 12 directors is its appropriate current size. The Board believes this range is sufficient to ensure the presence of directors with diverse experience and skills, without hindering effective decision-making or diminishing individual responsibility. The Board also believes this range is flexible enough to permit the recruitment, if circumstances so warrant, of any outstanding director candidate in whom the Board may become interested. The Governance Committee periodically reviews the size of the Board and recommends changes as appropriate.

In November 2008, the Board amended our Bylaws to change the title of Lead Director to Presiding Director in order to better characterize the role and further clarify that the Presiding Director does not assume any additional fiduciary obligations or liabilities beyond those of any other director, for agreeing to serve in this position. The Presiding Director acts as a key liaison with the CEO, chairs executive sessions of the Board, and communicates Board member feedback to the CEO, though all directors may continue to interact directly with the CEO as needed and appropriate. The Presiding Director is elected annually by majority vote of the non-management Directors acting upon the recommendation of the Governance Committee. Mr. L. Phillip Humann currently serves as Presiding Director.

Director Qualifications and Nomination Process

The Governance Committee of our Board is the standing committee responsible for selecting the slate of director nominees for election by our shareholders. The Committee recommends those nominees to the full Board for approval. In the past, our Governance Committee has utilized the services of a third party search firm to assist in the identification and evaluation of Board member candidates. The Committee may engage such firms to provide such services in the future, as it deems necessary or appropriate.

Our Governance Committee determines the selection criteria and qualifications for director nominees. As set forth in our Governance Guidelines, a candidate must have demonstrated accomplishment in his or her chosen field, character and personal integrity, and the ability to devote sufficient time to carry out the duties of an Equifax director. In addition, the Committee and the Board consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate, taking into account the then-current composition of the Board and assessment of the Board’s collective requirements. These factors may include a candidate’s professional and educational background, reputation, industry knowledge and business experience, and the relevance of that background, reputation, knowledge and experience to Equifax and the Board (including the candidate’s understanding of markets, technologies, financial matters and international operations); whether the candidate will complement or contribute to the mix of talents, skills and other characteristics that are needed to maintain the Board’s effectiveness; the candidate’s ability to fulfill responsibilities as a director and a member of one or more of our standing Board committees; Board diversity; the candidate’s other board commitments; and whether the candidate is independent under the standards described above under “Director Independence.” When current Board members are considered for nomination for reelection, the Committee also takes into consideration their prior Equifax Board contributions, performance and meeting attendance records.

The Governance Committee will consider for possible nomination qualified Board candidates that are submitted by our shareholders. Shareholders wishing to make such a submission may do so by sending the following information to the Board’s Governance Committee, c/o Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302: (i) a nomination notice in accordance with the procedures set forth in Section 1.12 of our Bylaws; (ii) a request that the Governance Committee consider the shareholder’s candidate for inclusion with the Board’s slate of nominees for the applicable meeting; and (iii) an undertaking, from both the shareholder and the shareholder’s candidate, to provide all other information which the Committee or the Board may request in connection with their evaluation of the candidate.

Any shareholder’s nominee must satisfy the minimum qualifications for any director described above in the judgment of the Governance Committee and the Board. In evaluating shareholder nominees, the Committee and the Board may consider all relevant information, including the factors described above, and additionally may consider the size and duration of the nominating shareholder’s holdings in Equifax; whether the nominee is independent of the nominating shareholder and able to represent the interests of Equifax and its shareholders as a whole; and the interests and/or intentions of the nominating shareholder.

No candidate for director nominations was submitted to the Governance Committee by any shareholder in connection with the Annual Meeting.

Shareholder Recommendations for Director Candidates

Any shareholder desiring to present a nomination for consideration by the Governance Committee prior to our 2010 Annual Meeting must do so by November 20, 2009, in order to provide adequate time for the Committee to give due consideration to the nominee while complying with our Bylaws.

Attendance

During 2008, the Board met four times. Each director attended at least 75% of the total Board meetings and meetings of the committees on which he or she serves. The Board believes that it is important for directors to make themselves available to our shareholders by attending the Annual Meeting in the absence of an unavoidable scheduling conflict or other valid reason. All directors then in office attended our 2008 Annual Meeting.

Tenure

Our Bylaws and Governance Guidelines both provide that a non-management director shall retire at the next Board meeting following the director’s 70th birthday, unless requested by the Board to stay. Directors who are employees of Equifax, in the normal course, resign from the Board when their employment ceases or they reach age 65, absent a Board determination that it is in the best interests of the Company for the employee to continue as a director.

Executive Sessions

The non-management directors meet in executive session without management at every regularly scheduled in-person Board meeting. The Presiding Director presides at these executive sessions.

Committees

The Board appoints committees to help carry out its duties and work on key issues in greater detail than is generally possible at Board meetings. Committees regularly review the results of their meetings with the Board. The Board has five committees, of which all but the Finance Committee are composed entirely of independent directors as defined in the NYSE rules. Each committee operates pursuant to a written charter which is available as described above under “Corporate Governance Guidelines.”

Below is a table showing the number of committee meetings held in 2008 and the current members of each committee.

Director	Executive	Audit	Compensation, Human Resources & Management Succession	Finance	Governance
William W. Canfield
James E. Copeland, Jr.	x	Chair
Robert D. Daleo	x	x		Chair
Walter W. Driver, Jr.					x
Mark L. Feidler		x
L. Phillip Humann	Chair		Chair		x
Siri S. Marshall	x		x		Chair
John A. McKinley (elected October 1, 2008)				x
Richard F. Smith				x
Mark B. Templeton (elected February 8, 2008)			x

Number of meetings in 2008:	0	9	6	4	4

Executive Committee.    Subject to Board discretion and applicable law, this committee is authorized to exercise the powers of the Board in managing our business and property during the intervals between Board meetings.

Audit Committee.    This committee has sole authority to appoint, review and discharge our independent registered public accounting firm. The committee also reviews and approves in advance the services provided by our independent registered public accounting firm, reviews and discusses the independence of that firm, oversees the internal audit function, reviews our internal accounting controls and financial reporting process, and administers our Code of Ethics and Business Conduct. The Board has determined that Messrs. Copeland, Daleo and Feidler are each “financially literate” under the NYSE rules and an “audit committee financial expert” under the SEC rules. The Audit

Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009, and is recommending that our shareholders ratify this selection at the Annual Meeting. See Proposal 2 on page 13 and the Audit Committee Report on page 18 of this Proxy Statement.

Compensation, Human Resources & Management Succession Committee.    This committee, sometimes referred to as the “Compensation Committee” in this Proxy Statement, determines the compensation for our executive officers and non-employee directors, establishes our compensation policies and practices, and reviews annual performance under our employee incentive plans. The committee also advises management and the Board on succession planning and other significant human resources matters. See the Compensation, Human Resources & Management Succession Committee Report on page 32.

The Compensation Committee makes all compensation decisions for the Named Executive Officers, or NEOs, listed in the 2008 Summary Compensation Table on page 33 and approves recommendations regarding equity awards to all executive officers required to file reports under Section 16(a) of the Securities Exchange Act of 1934, which we refer to as our Section 16 Officers.

The CEO annually reviews the performance of each other NEO. The CEO’s performance is reviewed by the Committee with input from the non-employee members of the Board. The conclusions reached and recommendations made based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee for approval. Members of management play various additional roles in this process:

•

The CEO makes recommendations to the Committee regarding executive merit salary increases and compensation packages for the NEOs (other than himself) based on his evaluation of the performance of the executives who report to him against their goals established in the first quarter of each year.

•

The chief human resources officer and her staff provide the Committee with details of the operations of our various compensation plans, including the design of performance measures for our annual cash incentive plan and the design of our equity incentive award program.

•

The chief financial officer, or CFO, provides information and analysis relevant to the process of establishing performance targets for our annual cash incentive plan as well as any other performance-based awards and in certifying to the Committee the actual attainment of corporate financial goals for the preceding year.

•	The corporate secretary attends meetings to provide input on legal issues, respond to questions about corporate governance and assist in the preparation of minutes.

The Committee considers these recommendations and exercises discretion in modifying any recommended adjustments or awards to executives based on considerations deemed appropriate by the Committee. Although members of our management team participate in the executive compensation process, the Committee also meets regularly in executive session without any members of the management team present. The Committee makes the final determination of the executive compensation package provided to each of our NEOs, with input from the non-employee members of the Board in executive session as to the CEO’s compensation.

The Compensation Committee has engaged Hewitt Associates LLC (“Hewitt”), an outside global human resources consulting firm, to conduct an annual review of the total compensation program for the NEOs as well as for other Section 16 Officers. During 2008, Hewitt was asked to:

•	provide information on compensation paid by peer companies to their executive officers as well as survey data and data from its proprietary database;

•	advise the Committee on alternative competitive structures, forms of compensation and allocation considerations;

•	advise the Committee in determining appropriate levels of compensation for the NEOs and other members of the senior leadership team; and

•	attend all meetings of the Committee upon invitation and participate in executive sessions of the Committee without management present.

The Company also engaged Hewitt during 2008 to provide information and advice on employment agreements and change in control agreements with executive officers and other best practices and trends in executive compensation.

Finance Committee.    This committee assists the Board with respect to material financing transactions, evaluation of acquisition and divestiture transactions, and reviews our financial goals and strategies, including any proposed material changes to capital structure or financial policies.

Governance Committee.    This committee reviews and makes recommendations to the Board regarding nominees for director; recommends to the Board, and monitors compliance with, our Governance Guidelines and other corporate governance matters; conducts an annual review of the effectiveness of our Board; makes recommendations to the Board with respect to Board and committee organization, membership and function; and exercises oversight of Board compensation. Our process for receiving and evaluating Board member nominations from our shareholders is described above under the captions “Director Qualifications and Nominating Process” and “Shareholder Recommendations for Director Candidates.”

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been one of our officers or employees. None of our executive officers serves, or served during 2008, as a member of the board of directors or compensation committee of any entity that has an executive officer serving on our Board or Compensation Committee.

Director Compensation

The following table sets forth the compensation received by the non-management directors during 2008:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(3)	All Other Compen- sation(4) ($)	Total ($)
John L. Clendenin(5)(9) .	18,896	111,997	0	10,120	141,013
James E. Copeland, Jr.	65,500	111,997	0	120	177,617
Robert D. Daleo	65,875	117,190	0	120	183,186
Walter W. Driver, Jr.	50,500	124,992	0	120	175,612
Mark L. Feidler	58,000	125,561	0	120	183,681
L. Phillip Humann	67,000	111,997	0	120	179,117
Lee A. Kennedy(6)	44,447	113,340	0	120	157,907
Siri S. Marshall	62,875	117,190	0	120	180,185
John A. McKinley(7)	13,000	10,927	0	120	24,047
Larry L. Prince(8)(9)	56,106	111,997	0	10,120	178,223
Mark B. Templeton(10)	46,324	115,526	0	120	161,970
Jacquelyn M. Ward(8)(9)	37,805	111,997	0	10,120	159,922

(1)	Calculated based on FAS 123(R) and reflects the dollar amount recognized for financial statement purposes for the year ended December 31, 2008 for share-based awards. Assumptions used to calculate these amounts are in Note 7 to our audited financial statements included in our 2008 Annual Report on Form 10-K.

(2)	The grant date fair value of restricted stock units (RSUs) awarded to each director is the same as the value indicated in the table. As of December 31, 2008, each current director held RSUs as follows: Mr. Copeland, 3,000; Mr. Daleo, 7,000; Mr. Driver, 7,000; Mr. Feidler, 7,000; Mr. Humann, 3,000; Ms. Marshall, 7,000; Mr. McKinley, 4,000; and Mr. Templeton, 7,000. The retired directors did not have any RSUs outstanding at fiscal year-end.

(3)	No amounts were recognized for financial statement purposes for the year ended December 31, 2008 in accordance with FAS 123(R) because all director options were fully vested. As of December 31, 2008, director with options outstanding included Mr. Clendenin, 14,000; Mr. Copeland, 7,000; Mr. Humann, 14,000; and Mr. Prince, 14,000. The remaining directors did not have any options outstanding at fiscal year-end. Prior to 2005, each non-employee director received an annual grant of a nonqualified option to purchase 7,000 shares of Equifax common stock with an exercise price equal to the fair market value closing price on the NYSE of the common stock on the date of the meeting. These options became fully vested one year after the date granted and expire ten years from the date granted.

(4)	Reflects the market price of annual membership to our CreditWatch Gold® 3-in-1 credit monitoring product and certain one-time donations as discussed in Note (9) below.

(5)	Mr. Clendenin retired as a director on May 10, 2008.

(6)	Mr. Kennedy retired as a director on September 17, 2008.

(7)	Mr. McKinley was elected as a director on October 1, 2008.

(8)	Mr. Prince and Ms. Ward both retired as directors on September 19, 2008.

(9)

In May 2008 and September 2008, the Company, through the Equifax Foundation, made one-time $10,000 donations to charitable organizations in honor of Mr. Clendenin, Mr. Prince and Ms. Ward on the occasion of their retirement from the Board. The amount in the All Other Compensation column reflects the market price of annual membership to Equifax’s CreditWatch® Gold 3-in-1 credit monitoring product plus the $10,000 donation.

(10)	Mr. Templeton was elected as a director on February 8, 2008.

Director Fees.    We pay our non-employee directors a cash retainer of $40,000, and our committee chairs a cash retainer of $7,500. Additionally, non-employee members of the Board receive $1,500 for each Board and committee meeting attended.

Equity Awards.    Each non-employee director annually receives long-term equity compensation approved by the Governance Committee. An initial grant of 4,000 restricted stock units, or RSUs, is made shortly after the appointment of the non-employee director, to support recruitment efforts and to engage new directors through equity ownership. An annual grant of 3,000 RSUs is made following each annual meeting of shareholders to each non-employee director. The initial grants and annual grants vest three years and one year, respectively, after the grant date with accelerated vesting in the event of the director’s death, disability, retirement or a change in control of Equifax (as defined in the 2008 Omnibus Incentive Plan). No dividend equivalents are paid on outstanding RSUs.

Director Deferred Compensation Plan.    Each non-employee director may defer up to 100% of his or her retainer and meeting fees. The director is credited with a number of share units at the end of each quarter based on his or her advance deferral election. Share units are equivalent to shares of the Company’s common stock, except that share units have no voting rights and do not receive dividend credit. In general, amounts deferred are not paid until the director retires from the Board. However, directors may also establish up to two sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. At the end of the applicable deferral period, the director receives a share of common stock for each share unit awarded. Such shares are received either in a lump sum or over a period not to exceed 15 years for retirement distributions, or up to five years for a scheduled withdrawal, as elected in advance by each director.

Director and Executive Stock Deferral Plan.    Each director may defer receipt of any gains and the related taxation resulting from exercises of stock options and RSUs that meet certain requirements. Due to changes in federal tax laws, no deferral elections for stock options are currently permitted under the plan. The director is credited with a number of share units at the end of each quarter based on his or her advance deferral election. In general, amounts deferred under the plan are not paid until the director retires from the Board. However, directors may also establish up to two sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. Amounts deferred are paid in shares of our common stock, at the director’s option, either in a lump sum or in annual installments over a period of up to 15 years for retirement distributions, or up to five years for a scheduled withdrawal. We make no contributions to this plan, but pay all costs and expenses incurred in its administration.

Director Stock Ownership Guidelines.    Our Bylaws require all directors to own our stock while serving as a director. The Board also has implemented stock ownership guidelines that require each non-employee director to own shares of our stock having a value of at least four times the annual cash retainer, no later than the fourth anniversary of the annual meeting of shareholders at which the director was first elected to the Board.

Other.    Non-employee directors are reimbursed for reasonable expenses (including costs of travel, food and lodging) incurred in attending Board, committee and shareholder meetings. Directors use commercial transportation or their own transportation. Directors are also reimbursed for reasonable expenses associated with other business activities related to their Board service, including participation in director education programs and memberships in director organizations. We also pay premiums on directors’ and officers’ liability insurance policies that we maintain that cover our directors. Directors are indemnified by us against certain liabilities relating to service as a director. We do not provide retirement benefits to non-employee directors under any current program.

Annual Review of Director Compensation.    The Governance Committee of the Board annually reviews and approves non-employee director compensation based on market analysis provided by the Compensation Committee. The Compensation Committee reviews the competitive position of director compensation relative to the peer group of companies used for executive compensation and current market trends. The analysis conducted in August 2007 showed that our Board members’ total annual compensation was 30% above the market median for other boards of similarly situated companies due to our emphasis on equity-based incentives combined with significant increases in our share price over the preceding year. Accordingly, no changes to director compensation were made for 2008. A similar review was conducted in September 2008 which showed that director compensation was 10% above the market median and accordingly no changes to director compensation were recommended for 2009.

PROPOSALS TO BE VOTED ON

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of ten directors, divided into two classes of three directors each and one class of four directors, with the directors in each class serving three-year terms and with the terms of office of one class expiring at each annual meeting of shareholders. The Board has proposed an amendment to the Articles of Incorporation and Bylaws (See Proposal 3 below) that would declassify the Board and provide for the annual election of directors. If Proposal 3 is approved by the shareholders as recommended by the Board, the Board will implement a staggered annual election of all directors over a three-year period ending at the 2012 Annual Meeting and all directors will then serve one-year terms rather than three-year terms.

Regardless of the shareholders’ vote on Proposal 3, at the 2009 Annual Meeting, shareholders will vote on the election of the three director nominees described below. Each nominee is currently a member of the Board of Directors and has indicated to Equifax that he will serve if elected. We do not anticipate that any of the nominees will be unable or unwilling to stand for election, but if that happens, your proxy may be voted for another person nominated by the Board or the Board may allow the vacancy to remain open or may reduce the size of the Board.

Class I—Three Nominees (Messrs. Feidler, McKinley and Smith)

The terms of our Class I directors will expire at the 2012 Annual Meeting. Mark L. Feidler, John McKinley and Richard F. Smith are the incumbent members of Class I. Mr. Smith was last elected by shareholders at the 2006 Annual Meeting. Messrs. Feidler and McKinley were elected by the Board in March 2007 and October 2008, respectively. The Board has nominated each of these individuals for reelection to the Board at our 2009 Annual Meeting, to serve until the 2012 Annual Meeting or until their successors are elected and qualified.

The following section contains information provided by the nominees and continuing directors about their principal occupations, business experience and other matters.

The Board of Directors recommends a vote FOR the election of all nominees.

Nominees for Election as Class I Directors

for a Term Expiring in 2012

Mark L. Feidler

Director since March 2007. Founding Partner in MSouth Equity Partners, a private equity firm based in Atlanta, since February 2007. Formerly, President and Chief Operating Officer and a Director of BellSouth Corporation from 2005 until January 2007. He was appointed Chief Operating Officer of BellSouth Corporation in January 2005, and served as its Chief Staff Officer during 2004. From 2001 through 2003, Mr. Feidler was Chief Operating Officer of Cingular Wireless and served on the Board of Directors of Cingular from 2005 until January 2007. Mr. Feidler also serves on the Board of Directors of the New York Life Insurance Company. Age: 52

John A. McKinley

Director since October 1, 2008. Co-founder of LaunchBox Digital, a venture capital firm in Washington, D.C. He was President, AOL Technologies and Chief Technology Officer from 2003 to 2005 and President, AOL Digital Services from 2004 to 2006. Prior thereto, he served as Executive President, Head of Global Technology and Services and Chief Technology Officer for Merrill Lynch & Co., Inc., from 1998 to 2003; Chief Information and Technology Officer for GE Capital Corporation from 1995 to 1998; and Partner, Financial Services Technology Practice, for Ernst & Young International from 1982 to 1995. Age: 51.

Richard F. Smith

Director since September 2005. Chairman and Chief Executive Officer of Equifax since December 2005 and Chief Executive Officer from September 2005. Prior to that, Mr. Smith was Chief Operating Officer of GE Insurance Solutions from 2004 to August 2005; President and Chief Executive Officer of GE Property and Casualty Reinsurance from 2003 to 2004; President and Chief Executive Officer of GE Property and Casualty Reinsurance—Americas of GE Global Insurance Holdings Corp from 2001 to 2003; and President and Chief Executive Officer of GE Capital Fleet Services from 1995 to 2000. Age: 49

CONTINUING DIRECTORS

Class III Directors Whose Terms Continue Until 2010

Robert D. Daleo

Director since August 2006. Executive Vice President and Chief Financial Officer of Thomson Reuters or its predecessors since 1998, and was a member of The Thomson Corporation’s board of directors from 2001 to April 2008. Thomson Reuters is a provider of integrated information solutions to business and professional customers. From 1994 to 1998, Mr. Daleo served in senior operations, planning, finance and business development positions with Thomson Reuters. Age: 59

Walter W. Driver, Jr.

Director since November 2007. Chairman Southeast of Goldman Sachs & Co. since January 2006. He also serves on the Goldman Sachs Board of International Advisors. Prior to joining Goldman Sachs, Mr. Driver served as Chairman of King & Spalding LLP, an international law firm headquartered in Atlanta. Mr. Driver joined King & Spalding in 1970, became a partner in 1976, and served as Managing Partner or Chairman from 1999 through 2005. Mr. Driver currently serves on the Board of Directors of Total System Services, Inc. and as an Advisory Trustee of Old Mutual Funds. Age: 63

L. Phillip Humann

Director since 1992. Mr. Humann was Executive Chairman of the Board of SunTrust Banks, Inc., a multi-bank holding company, from 2007 to April 2008. He served as Chairman and Chief Executive Officer of SunTrust Banks from 2004 through 2006; Chairman, President and Chief Executive Officer from 1998 to 2004; and President from 1991 to 1998. He also is a director of Coca-Cola Enterprises Inc. and Haverty Furniture Companies, Inc. Age: 63

Mark B. Templeton

Director since February 2008. President of Citrix Systems, Inc., a global software development firm, since 1998 and Chief Executive Officer from 2001 to the present. Mr. Templeton also served as Chief Executive Officer of Citrix from 1999 to 2000 and as Senior Executive Officer of Citrix from 2000 to 2001. He currently serves on the Board of Directors of Citrix, to which he was elected in 1998. Age: 56

Class II Directors Whose Terms Continue Until 2011

William W. Canfield

Director since May 2007. President of Equifax’s TALX Corporation subsidiary since May 2007. Prior to Equifax’s acquisition of TALX in May 2007, Mr. Canfield served as President and Chief Executive Officer of TALX since 1987 and its Chairman of the Board of Directors since 1988. Mr. Canfield also is a director of Concur Technologies, Inc. In 2005, Mr. Canfield was found by the SEC to have committed violations of rules under the U.S. securities laws governing the books and records of TALX Corporation, as a result of which he was found to be a cause of certain securities law violations by TALX Corporation. Without admitting or denying any wrongdoing, Mr. Canfield entered into a settlement with the SEC, the terms of which included payment of $859,999 in disgorgement and $100,000 in civil penalties, and consented not to violate specified provisions of U.S. securities laws in the future. Age: 70.

James E. Copeland, Jr.

Director since 2003. Retired Chief Executive Officer of Deloitte & Touche LLP and Deloitte Touche Tohmatsu, public accounting firms. Mr. Copeland served in such capacity from 1999 until his retirement in 2003. He also is a director of ConocoPhillips and Time Warner Cable, Inc. Age: 64

Siri S. Marshall

Director since August 2006. Ms. Marshall was Senior Vice President, General Counsel, Secretary and Chief Governance and Compliance Officer of General Mills, Inc., a diversified foods maker and distributor, from 1994 until her retirement in January 2008. She also managed General Mills’ corporate affairs group from 1999 to 2005. Ms. Marshall is a director of Ameriprise Financial, Inc. and Alphatec Holdings, Inc. She is also a director on the Board of Directors of the Yale Law School Center for the Study of Corporate Law, a Distinguished Advisor to the Straus Institute for Dispute Resolution, and a trustee of the Minneapolis Institute of Arts. Age: 60

PROPOSAL 2—TO RATIFY THE SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009

The Audit Committee of our Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. Ernst & Young LLP has served as the Company’s independent auditor since 2002 and has also provided other permissible, pre-approved services. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

As a matter of good governance, the Audit Committee is submitting its selection of Ernst & Young LLP to the shareholders for ratification. If the selection is not ratified, the Audit Committee will reconsider it.

Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of Equifax and its shareholders.

The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 3—TO AMEND THE ARTICLES OF INCORPORATION AND BYLAWS TO DECLASSIFY THE BOARD OF DIRECTORS

The Board of Directors recommends approval of an amendment to Article IV(a) of the Company’s Articles of Incorporation and Section 2.2 of Equifax’s Bylaws that would declassify the Board and cause each director to be elected annually for a one-year term.

Article IV(a) of our Articles of Incorporation and Section 2.2 of our Bylaws currently provide that our Board is divided into three classes as nearly equal in number as possible, with each class being elected every three years and with the term of one class expiring at each Annual Meeting of Shareholders. If the proposed amendments are approved by the requisite vote of our shareholders, the classification of the Board will be phased out as follows:

•	The term of office of those directors elected at the 2009 Annual Meeting will end at the 2012 Annual Meeting, at which those directors will be eligible to stand for re-election for a one-year term.

•

Those continuing directors whose current terms expire at the 2010 or 2011 Annual Meetings, respectively, will serve the remainder of their terms (i.e., until the 2010 or 2011 Annual Meetings, respectively), and thereafter will be eligible to stand for re-election for a one-year term.

•

Any director chosen as a result of a newly-created directorship or to fill a vacancy on the Board will hold office until the next Annual Meeting, at which the director will be eligible to stand for re-election for a one-year term.

If our shareholders do not approve these amendments, the Board will remain classified and the directors will continue to be elected to serve three-year terms, subject to their earlier death, resignation or removal. If approved, this proposal will become effective upon the filing of Articles of Amendment containing the amendment to the Articles of Incorporation with the Secretary of State of the State of Georgia, which Equifax intends to do promptly after shareholder approval is obtained.

The Board is committed to good corporate governance and has periodically considered the advantages and disadvantages of maintaining a classified board. In the past, the Board has concluded that a classified board structure was in the best interests of Equifax and its shareholders. A classified board generally provides for continuity and stability, promotes a long-term focus and may assist in the event of an unsolicited takeover attempt because the acquirer, being unable to unilaterally replace the entire board in a single election, may be more likely to negotiate with the board on pricing and other acquisition terms. However, in light of a non-binding shareholder vote in favor of a declassification proposal at the 2008 Annual Meeting, and evolving corporate governance practices, the Governance Committee again carefully considered the various positions for and against a classified board.

Based upon the analysis and recommendation of the Governance Committee, our Board has concluded that amending the Articles of Incorporation and Bylaws to provide for the annual election of all directors in the manner set forth in the proposed amendments will be in the best interests of Equifax and our shareholders. In this regard, the Board recognizes that many investors and commentators believe that the election of directors is the primary means for shareholders to influence corporate governance policies and hold management accountable for implementing those policies. The Board also takes note of the fact that annual elections of directors are in line with emerging corporate governance practices, providing shareholders with the opportunity to register their views on the performance of the entire Board each year.

The Board has unanimously approved the amendments and determined to recommend that shareholders approve the amendment to Article IV(a) of the Articles of Incorporation and Section 2.2 of the Bylaws to provide for the declassification of the Board of Directors. Copies of these proposed amendments are attached to this Proxy Statement as Appendix B.

The Board of Directors recommends a vote FOR Proposal 3.

PROPOSAL 4—TO AMEND THE ARTICLES OF INCORORATION TO PROVIDE FOR MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS

The Board of Directors recommends approval of an amendment to Article III of the Company’s Articles of Incorporation that would require that a director standing for election in an uncontested election receive the affirmative vote of a majority of the votes cast in his or her election.

Article III of the Articles of Incorporation currently provides that the vote required for shareholder action on all matters is the minimum vote required by the Georgia Business Corporation Code. The Georgia Business Corporation Code states that, unless otherwise provided in a company’s articles of incorporation or bylaws, directors are elected by a plurality of the votes cast by shareholders. Section 2.3 of our Bylaws currently provides that, unless otherwise provided in the Articles of Incorporation or the Georgia Business Corporation Code, directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at which a quorum is present. Under a plurality voting standard, the nominee receiving the greatest number of votes “for” their election, up to the number of directors to be elected, will be elected, regardless of the number of votes withheld from a nominee. As a result, in the usual uncontested election, the receipt of as few as one vote for each nominee will suffice for his or her election.

If the proposed amendment is approved by the requisite vote of our shareholders, a nominee will be elected as director if the director receives the affirmative vote of the holders of a majority of the shares cast in an uncontested election at which a quorum is present. An uncontested election is one in which the number of nominees is less than or equal to the number of directors to be elected. In a contested election, the current plurality standard would continue to apply.

If the proposed amendment is approved by the requisite vote of our shareholders, the majority voting standard will be effective commencing with the 2010 Annual Meeting. In addition, if this amendment is approved, future Annual Meeting proxy cards will be modified so that shareholders will be able to vote “for” or “against”, or to “abstain” from voting with respect to each nominee in an uncontested election. Currently, the proxy card allows shareholders either to vote “for’ a nominee or to “withhold” voting for a nominee.

If our shareholders do not approve the proposed amendment, directors will continue to be elected by plurality vote.

The Board is committed to good corporate governance and has periodically considered the advantages and disadvantages of adopting a majority voting standard in uncontested director elections. In the past, the Board has concluded that a plurality voting standard was in the best interests of Equifax and its shareholders. A plurality voting standard avoids the destabilizing risk of “failed elections” in which one or more director nominees fail to receive a majority of the votes cast that is required for election, and ensures that all open positions are filled at each election. However, in light of a non-binding shareholder vote in favor of a majority voting proposal at the 2008 Annual Meeting, evolving corporate governance practices and amendments in July 2008 to the Georgia Business Corporation Code to facilitate majority voting, the Governance Committee again carefully considered the various positions for and against a majority voting standard.

Based upon the analysis and recommendation of the Governance Committee, the Board has concluded that amending the Articles of Incorporation to provide for the annual election of all directors in the manner set forth in the proposed amendment will be in the best interests of Equifax and its shareholders. In this regard, the Board recognizes that many investors and commentators believe that the majority vote standard in uncontested director elections would give our shareholders a more meaningful role in the director election process by giving effect to shareholder votes “against” a nominee and by requiring more shareholder “for” votes in order for a nominee to obtain or retain a seat on the Board. This is in contrast to plurality voting, which does not offer shareholders a way to effect change to the composition of a board of directors, short of proposing a rival nominee, or otherwise afford shareholders a meaningful way to express their disapproval of a nominee. The Board also takes note of the fact that majority voting in uncontested director elections is in line with emerging corporate governance practices, providing shareholders with the opportunity to hold directors accountable for their performance.

The Board has unanimously approved the proposed amendment and determined to recommend that shareholders approve the amendment to Article III of the Company’s Articles of Incorporation to provide for majority voting in uncontested director elections. A copy of the proposed amendment is attached to this Proxy Statement as Appendix C.

The adoption of a majority vote standard in uncontested elections is intended to reinforce the Board’s accountability to the interests of a majority of our shareholders. The Board believes, however, that the plurality voting standard should still apply in contested elections. If a majority vote standard is used in a contested election, fewer candidates or more candidates could be elected to the Board than the number of Board seats. Because the proposed majority vote standard simply compares the number of “for” votes with the number of “against” votes for each director nominee without regard to the voting for the other nominees, it is not effective in ensuring that all Board seats are filled when there are more candidates than available Board seats. Accordingly, the proposed majority vote standard retains plurality voting in a contested election to avoid such results.

Subject to shareholder approval of Proposal 4 to adopt the majority vote standard, the Board has adopted an amendment to our Bylaws implementing the requirement. Additionally, to address the “holdover” provision of the Georgia Business Corporation Code under which an incumbent director who is not re-elected remains in office until his or her successor is elected and qualified, the Board has adopted a Director Resignation Policy requiring that, in the case of an uncontested election, an incumbent director who does not receive a majority affirmative vote would be required to tender his or her resignation. The resignation would be considered by the Governance Committee, acted upon by the Board within 90 days of the election, and the Board’s decision would be publicly disclosed. If Proposal 4 is approved by our shareholders, the amendment and policy will be effective for our 2010 Annual Meeting. A copy of the proposed amendment to the Bylaws and a copy of the Director Resignation Policy are attached to this Proxy statement as Appendices C and D, respectively, for your information.

The Board of Directors recommends a vote FOR Proposal 4.

EXECUTIVE OFFICERS

The executive officers of Equifax and their ages and titles are set forth below. Business experience for the past five years is provided in accordance with SEC rules.

Richard F. Smith (49).    Mr. Smith has been Chairman and Chief Executive Officer since December 15, 2005. He was named Chairman-Elect and Chief Executive Officer effective September 19, 2005 and was elected as a Director on September 22, 2005. Prior to that, Mr. Smith served as Chief Operating Officer, GE Insurance Solutions, from 2004 to September 2005 and President and Chief Executive Officer of GE Property and Casualty Reinsurance from 2003 to 2004.

Lee Adrean (57).    Mr. Adrean has been Corporate Vice President and Chief Financial Officer since October 2006. Prior to joining Equifax, he served as Executive Vice President and Chief Financial Officer of NDCHealth Corporation from 2004 to 2006. Prior thereto, he served as Executive Vice President and Chief Financial Officer of EarthLink, Inc. from 2000 until 2004.

Kent E. Mast (65).    Mr. Mast has served as Corporate Vice President and Chief Legal Officer since he joined Equifax in 2000. His responsibilities include legal services, global sourcing, security and compliance, government and legislative relations, corporate governance and privacy functions.

Coretha M. Rushing (52).     Ms. Rushing has been Corporate Vice President and Chief Human Resources Officer since 2006. Prior to joining Equifax, she served as an executive coach and HR Consultant with Atlanta-based Cameron Wesley LLC. Prior thereto, she was Senior Vice President of Human Resources at The Coca-Cola Company, where she was employed from 1996 until 2004.

Paul J. Springman (63).    Mr. Springman has served as Corporate Vice President and Chief Marketing Officer since February 2004. Prior thereto, he was head of the Predictive Sciences unit from August 2002 until February 2004.

Robert J. Webb (40).    Mr. Webb has been Corporate Vice President and Chief Information Officer since November 2004. Prior to joining Equifax, Mr. Webb was employed by General Electric Corporation from 1996 to 2004, where he held Chief Information Officer positions for GE Commercial Finance, GE Global Consumer Finance and GE Energy Services.

J. Dann Adams (51).    Mr. Adams has been President, U.S. Consumer Information Solutions since 2007. Prior thereto, he served as Group Executive, North America Information Services from November 2003 until December 2006.

William W. Canfield (70).    Mr. Canfield has been President of Equifax’s TALX subsidiary since May 2007. Prior thereto, he served as Chairman, President and Chief Executive Officer of TALX Corporation since 1988.

Steven P. Ely (53).    Mr. Ely has been President, North American Personal Solutions since 2007. Prior thereto, he served as Group Executive, Personal Solutions from August 2005 until December 2006 and Senior Vice President of Product Management and Marketing from February 2004 until August 2005.

Rodolfo M. Ploder (48).    Mr. Ploder has been President, International since January 2007. Prior thereto, he was Group Executive, Latin America from February 2004 to January 2007.

Michael S. Shannon (53).    Mr. Shannon has been President, North America Commercial Solutions, since January 2007. Prior thereto, he was Group Executive, Europe from February 2002 until December 2006.

Nuala M. King (55).    Ms. King has been Senior Vice President and Controller since May 2006. Prior thereto, she was Vice President and Corporate Controller from March 2004 to April 2006. Prior to joining Equifax, Ms. King served as Corporate Controller for UPS Capital from March 2001 until March 2004.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

The following table shows the number of shares of common stock owned by each person who, to our knowledge, beneficially owned more than 5% of Equifax’s outstanding common stock as of March 3, 2009:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage of Class
FMR LLC(1) 82 Devonshire Street Boston, Massachusetts 02109	16,585,761	13.17%

ValueAct Holdings, L.P.(2) 435 Pacific Avenue, 4th Floor San Francisco, California 94133	10,848,768	8.61%

(1)	Information based on a Schedule 13G/A filed with the SEC on February 17, 2009, by FMR LLC and its affiliates in their capacity as investment advisors which reported beneficial ownership of Equifax’s shares as of December 31, 2008. According to the Schedule 13G/A, (i) Fidelity Management & Research Company, or Fidelity, a wholly-owned subsidiary of FMR LLC and an investment advisor, beneficially owns 15,953,815 shares as a result of providing investment advisory services to various investment companies. The ownership of one investment company, Magellan Fund, amounted to 8,485,262 shares. Edward C. Johnson 3rd and FMR LLC, through its control of Fidelity and the funds, each have sole power to dispose of these shares; (ii) Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC and an investment adviser, beneficially owns 8,041 shares as a result of providing investment advisory services to individuals; (iii) Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser, beneficially owns 8,400 shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors, LLC, each has sole dispositive power with respect to these shares and sole power to vote or to direct the voting of these shares; and (iv) Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC and a bank, beneficially owns 213,705 shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power with respect to these shares and sole power to vote or to direct the voting of these shares; and (v) FIL Limited, or FIL, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 401,800 shares.

(2)	Information based on a Form 13F filed with the SEC on February 13, 2009, by ValueAct Holdings, L.P. which reported sole voting and dispositive power as of December 31, 2008 of 10,848,768 shares.

Executive Officers and Directors

The following table shows the amount of Equifax common stock beneficially owned (unless otherwise indicated) by our directors, named executive officers (as defined in “Compensation Discussion and Analysis” below) and all directors, nominees for director and executive officers of the Company as a group as of March 3, 2009. None of these shares are pledged.

Name	Number of Shares Owned(1)	Exercisable Stock Options(2)	Number of Deferred Share Equivalent Units(3)	Percent of Common Stock Outstanding
Lee Adrean	45,262	52,833	0	*
William W. Canfield	465,409	8,333	0	*	(4)
James E. Copeland, Jr.	36,148	7,000	23,853	*
Robert D. Daleo	10,000	0	7,483	*
Walter W. Driver, Jr.	7,000	0	1,770	*
Mark L. Feidler	10,000	0	0	*
L. Phillip Humann	32,579	14,000	46,051	*
Siri S. Marshall	10,000	0	3,000	*
Kent E. Mast	80,306	166,074	13,500	*
John A. McKinley	4,000	0	490	*
Coretha M. Rushing	33,190	46,083	0	*
Richard F. Smith	239,081	189,999	0	*
Mark B. Templeton	7,100	0	0	*

All directors, nominees and executive officers as a group (20 persons)(5)	5,065,607	1,015,681	173,326	4.97%

*	Less than one percent.

(1)	This column includes shares held of record and shares owned through a bank, broker, trust or other nominee. It also includes, for executive officers, all shares owned through the Company’s 401(k) savings plan, restricted stock units, and shares held through family trust arrangements.

(2)	This column lists the number of shares of Equifax common stock that the directors, nominees and executive officers had a right to acquire as of or within 60 days after March 3, 2009 through the exercise of director or employee stock options, as applicable.

(3)	Reported in this column are share equivalent units credited to a director’s or executive officer’s account under various deferral plans maintained by Equifax, including deferred fees, deferred compensation and stock acquisition plans. The units track the performance of Equifax common stock but do not confer on the holder voting or investment power over shares of common stock. The units are payable in cash or stock on final distribution and do not include the reinvestment of dividends.

(4)	Includes 455,409 shares in held in the William W. Canfield Revocable Trust, the beneficiary of which is Mr. Canfield’s spouse, and over which he has sole voting and sole investment power.

(5)	Includes 3,838,302 shares (3% of the shares outstanding on March 3, 2009) as to which beneficial ownership is disclaimed by executive officers of Equifax who, in their capacity as investment officers and/or plan administrators for certain Equifax employee benefit plans, have shared voting and/or investment power with respect to shares of Equifax common stock held in such benefit plans.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Equifax financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee monitors these processes.

In this context, the Committee met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

In addition, the Committee discussed with the independent auditors the auditors’ independence from the Company and its management, and the independent auditors provided to the Committee the written disclosures and the letter pursuant to the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Committee concerning independence. The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of Equifax’s financial reporting. Management has also reviewed with the Audit Committee its report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also received the report from the independent auditors on the Company’s internal control over financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Audit Committee

James E. Copeland, Jr., Chair

Robert D. Daleo

Mark L. Feidler

Independent Registered Public Accounting Firm Fees and Services

In connection with the audit of the Company’s 2008 consolidated financial statements, the Audit Committee approved an agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP has performed audit services for the Company. The agreement is subject to alternative dispute resolution procedures.

The following is a summary of the fees billed to the Company by Ernst & Young LLP for professional services rendered for the years ended December 31, 2008 and 2007:

Fee Category	2008	2007
Audit Fees(1)	$3,715,251	$4,068,289
Audit-Related Fees(2)	258,025	12,514
Tax Fees(3)	114,673	891,283
All Other Fees(4)	1,261	4,970

Total	$4,089,210	$4,977,056

(1)	Consists of fees and expenses billed for professional services rendered for the integrated audit of our annual consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements, SAS 70 audits integrated with the audit, accounting consultations on matters addressed during the audit or interim reviews, and SEC filings, including comfort letters, consents and comment letters. Audit fees include fees incurred for professional services rendered in connection with an audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Consists of fees and expenses for services that reasonably are related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include services related to the audit of employee benefit plans and SAS 70 audits incremental to the audit.

(3)	Consists of fees and expenses for professional services related to state and local tax compliance and international tax planning.

(4)	Consists of fees and expenses for Ernst & Young LLP services rendered from January through December of fiscal 2008, regardless of when they were billed.

Pre-approval of Audit and Non-audit Services

All services and related fees provided by our independent registered public accounting firm, Ernst & Young LLP, are subject to pre-approval by our Audit Committee. Pre-approval includes audit services, audit-related services, tax services and other services as described below. The Committee has authorized the Chair of the Committee to pre-approve certain permissible audit and non-audit services in amounts not exceeding $75,000 that arise between Committee meetings, provided the Committee is informed of the decision to pre-approve the services at its next scheduled meeting. In its pre-approval of non-audit services and fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence. The Audit Committee has determined that performance of services other than audit services is compatible with maintaining the independence of Ernst & Young LLP.

To avoid potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. In 2008 and 2007, we did not obtain any of these prohibited services from Ernst & Young LLP. Equifax uses other accounting firms for these types of non-audit services.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides an overview and analysis of the Equifax executive compensation program, material compensation decisions made under the program, and the material factors considered in making those decisions for 2008 for the CEO and the other four executive officers listed in the 2008 Summary Compensation Table on page 33 of this Proxy Statement. Throughout this Proxy Statement, we refer to these five executive officers as our NEOs (named executive officers). The information contained in this section should be read together with the executive compensation tables and related footnotes found later in this Proxy Statement.

The Compensation, Human Resources & Management Succession Committee of the Board, which we refer to as the Compensation Committee or simply the Committee, has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation philosophy. The Compensation Committee reviews total compensation paid to the NEOs and other members of the Company’s senior leadership team to ensure that such compensation is fair, reasonable and competitive. For additional information regarding the Committee, its charter, its processes for administering Equifax’s executive compensation program, the role of compensation consultants and other information, see “Committees” on page 7 of this Proxy Statement.

Compensation Philosophy

The Compensation Committee believes that to be effective, the Company’s compensation program must attract, motivate and retain executive talent and deliver rewards to executive officers for superior Company and individual performance. Our executive compensation philosophy is based on the following core principles:

•

Pay for Performance.    Our compensation program must motivate our NEOs to drive Equifax’s business and financial results and is designed to reward the achievement of specific annual, long-term and strategic goals by the Company. Through individualized adjustments to base salary, annual cash incentives and equity grant levels, we differentiate compensation to recognize actual performance of corporate and individual goals. Our compensation program provides upside potential for over-achieving financial goals with significant downside risk for missing performance targets. The Compensation Committee believes that the “at risk” portion of total compensation (i.e., the incentive programs under which the amount of compensation realized by the executive is not guaranteed, and increases only with higher performance) should be the largest component of an executive’s compensation, particularly for more senior executives.

•

Competitive Pay.    Our compensation program is required to attract, motivate and retain high-performing executives in key positions who are vital to our success, profitability and growth. For each of the NEOs, we believe that total compensation should be at or near the median level of the total compensation for executives at companies with which we compete for executive talent, recognizing the need in some cases to pay at higher levels of the market data to attract or retain key talent.

•

Alignment with Shareholder Interests.    Our executives’ interests must be aligned with those of our shareholders. To accomplish this, our entire long-term incentive program is linked to the performance of our stock.

Based on the foregoing objectives, the Committee has structured the Company’s annual and long-term incentive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals on an annual and a long-term basis.

Primary Elements of Compensation

Compensation element	Objective	Key features
Base salary	Provide a level of cash compensation for performing day-to-day responsibilities	Targeted at the median to 65th percentile of the peer group, with adjustments for individual performance and position
Annual incentive plan	Reward short-term financial and operational performance	Cash payments based on a formula for Company performance metrics, primarily Adjusted EPS and operating revenue as defined below, and individualized performance goals. TALX operating income is used for the President, TALX business unit. Annual incentives generally are targeted at the median of the peer group.
Long-term incentives	Align management interests with those of the shareholders, encourage retention and reward long-term Company performance	Option awards vest ratably over three years, and restricted stock unit awards vest after three years; targeted at a range around the average of the peer group median and general industry median
Benefit plans	Attract and retain highly qualified executives by providing competitive benefits	Participation in pension and savings plans, deferral plans, supplemental retirement plan and other perquisites

Pay Mix and Performance Relationship

The following charts illustrate the strong performance orientation of the primary elements of the Company’s total compensation program, based upon annual incentive and long-term incentive awards in 2008. For the CEO, approximately 72% of total compensation in 2008 was performance-based, and for the other NEOs an average of 57% was performance-based. Since pay mix at Equifax is determined primarily by market data as explained below, pay mix will vary from year to year.

In the sections that follow, we describe the process by which we set compensation and discuss the actual compensation for 2008.

How We Determine Compensation

Use of “Tally Sheets” and Wealth Accumulation Analysis

In 2008, Hewitt prepared “tally sheets” for the NEOs and other senior executive officers. The tally sheets quantified the total compensation package, the impact of stock price change on the value of existing long-term incentives, the amount of wealth created from prior equity grants, and amounts payable upon hypothetical employment change events including change in control, death or disability, voluntary termination, involuntary termination without cause or for cause, and retirement. The summaries allowed the Compensation Committee to assess the cumulative impact of its past compensation decisions, but the Committee did not deem any changes to be necessary to the structure of the total compensation package or specific NEO compensation except as noted in the discussion of long-term equity-based grants below, where the size of past grants was one factor considered by the Committee in determining 2008 grants.

Use of Benchmarking Data

In early 2008, Hewitt presented the Compensation Committee with an analysis of the compensation of the NEOs and other executive officers compared to market data as described below. This analysis was discussed and reviewed by the Committee with Hewitt.

Hewitt used two primary types of market data to compile this analysis:

•

General industry data, including data from companies similar in size to the Company, drawn from all companies in Hewitt’s proprietary database; and, for base salaries and annual incentives, data from Towers Perrin’s U.S. General Industry Executive Database, which was provided by Company management.

•

Peer group data, for short-term and long-term incentives and, in the case of the CFO, for base salary; this data is drawn from proxy statements and available public reports for 12 publicly-held financial information and business services companies, including Acxiom Corp., Convergys Corp., Dun & Bradstreet Corp., Fair Isaac Corp., Fiserv Inc., Harte Hanks Inc., Intuit Inc., McGraw-Hill Companies Inc., Moody’s Corp., Teletech Holdings Inc., Total System Services Inc. and Valassis Communications Inc.

Our 2008 peer group, as approved by the Compensation Committee, included companies against which Equifax competes directly or indirectly for capital, executive talent and, in some cases, business. As a result of acquisitions, several companies, including Advo, Inc., The Bisys Group, Inc. Choicepoint Inc., Dow Jones & Co. Inc., First Data Corp., Knight-Ridder Inc. and NCO Group Inc., were dropped from the peer group we used to determine 2007 compensation. For comparison purposes, our annual revenues are slightly above the median revenue of the 2008 peer group, which ranged from $718 million to $6.4 billion.

The Committee targeted short-term incentive opportunities at the general industry median appropriate to each market base salary level and position, with an opportunity to earn above-market rewards for outstanding performance.

For NEOs other than the CEO, the Committee targeted long-term incentive opportunities at a range around the average of the peer group median and the general industry median. The Committee took individual performance into account in determining where within that range to make awards, as discussed more fully below. For the CEO, the Committee targeted 2008 long-term incentive opportunities at approximately the value of the prior year’s grant, times the general industry trend in long-term incentive value as determined by Hewitt.

Analysis of Executive Compensation

The Compensation Committee considered a broad range of facts and circumstances in setting 2008 executive compensation. Among the factors considered for our executives generally, and for the NEOs in particular, were market competitiveness, based on the Committee’s review of the benchmarking data described above, and experience and individual performance, which were largely subjective measures considered by the Committee but not given any particular weight except as explained below in the discussion of base salary, annual and long-term incentives.

Business results for the 2008 fiscal year, primarily Company Adjusted EPS and operating revenue, as well as TALX operating income for Mr. Canfield as TALX business unit head, also factored heavily in payouts of executive compensation. “Adjusted EPS” excludes, from the Company’s earnings per share (EPS) calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), the impact of acquisition-related amortization expense, net of tax.

In setting 2008 compensation levels, our 2007 financial results were reviewed and discussed by the Committee. The financial results as compared to the targets approved by the Committee under the annual incentive plan determined payouts for the 2007 plan year, in addition to the performance of individual goals. These results also formed the basis for setting performance targets for the 2008 fiscal year. For comparability purposes, the 2007 financial results included, pro forma, the full year 2007 operating revenue of the TALX business unit which was acquired on May 15, 2007. Similarly, TALX operating income financial results for 2008 were compared to TALX pro forma operating income for the full year 2007.

The individual performance of the NEOs (other than the CEO), based on performance reviews presented by the CEO, also influenced the Committee’s decisions regarding individual compensation, as discussed under “Individual Qualitative Performance Assessments” below.

In evaluating the performance of the CEO and setting his compensation, the Committee took into account corporate financial performance and the current global economic recession, as well as a range of non-financial factors, including accomplishment of strategic goals, workforce development and succession planning, and the working relationship with the Board. These non-financial factors were determined largely on a subjective basis and did not involve pre-established performance goals except as described under “Individual Qualitative Performance Assessments” below. The Committee and the Board noted that in 2008, the Company, under the CEO’s decisive leadership in an extraordinarily difficult economic environment, achieved above market financial results in a difficult operating environment; and continued to execute on the Company’s long-term “Growth Playbook,” including strategic acquisitions, and made significant achievement on a broad range of goals, including restructuring and cost reduction measures, new product initiatives, talent management and succession planning.

At the beginning of fiscal 2008, the Company issued financial guidance, based on then-current business trends and management’s outlook, for annual revenue growth of between 9% to 12% and annual Adjusted EPS of between $2.48 and $2.58. Economic conditions subsequently deteriorated rapidly during the year. The Company ended fiscal year 2008 with results close to or in line with the Company guidance as a result of actions taken by the Company to adapt to these economic conditions; to concentrate on key revenue initiatives to help Equifax clients meet their information and risk management needs; to better position each business unit for long-term growth; and to implement difficult operating cost reductions. For fiscal year 2008 as compared to fiscal year 2007, Equifax reported revenue growth of 5% to $1.94 billion, EPS growth of 4% to $2.09, and EPS growth of 7% to $2.48 as adjusted for acquisition-related amortization expense, net of tax, restructuring and asset write-down charges, net of tax, and income tax benefit (Adjusted EPS grew 7.6% to $2.51, excluding only acquisition-related amortization expense, net of tax). The Company earnings for 2008 compared favorably to S&P 500 earnings, which declined by an estimated 35% and 21% in 2008 in terms of GAAP EPS and non-GAAP operating EPS (excluding non-recurring charges), respectively, based on the 94% of companies in that index which had reported results as of February 24, 2009.

The Committee did not reduce its pre-established financial metrics for the annual incentive plan to reflect the above-mentioned deteriorating economic conditions, nor did it consider the effect of past changes in stock price, or expected payouts or earnings under other plans, in determining the 2008 incentive awards for the NEOs. Incentive compensation decisions were made without regard to length of service or prior years’ compensation, although the Committee did consider prior awards in granting stock options and restricted stock units. For example, NEOs with longer service at Equifax or who are retirement-eligible do not receive greater or lesser awards, or larger or smaller target amounts, in a given year, than NEOs with shorter service. The Committee has not adopted a policy with regard to the relationship of compensation among the NEOs or other employees and exercises its discretion in determining actual and relative compensation levels for the NEOs.

Our compensation programs are intended to focus executives primarily on the long-term. Under this structure, the highest amount of compensation can be achieved through consistent superior performance over a sustained period of time. In addition, large amounts of compensation are either dependent on the performance of the Company’s stock price, are deferred or only realizable upon retirement. We believe this provides strong incentives for our executives to manage the Company for the long term, while avoiding excessive risk taking in the short term. Goals and objectives generally reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure, with the exception of Mr. Canfield’s 2008 objectives which were focused solely on TALX operating income. Similarly, the elements of compensation are balanced among short-term cash incentives and long-term equity awards. The Compensation Committee also retains a large amount of discretion to adjust short-term compensation for quality of performance and adherence to Company values.

Analysis of Elements of Executive Compensation

The following sections analyze the principal elements of the Equifax compensation program.

Base Salary

Consistent with the Company’s philosophy of tying pay to performance, our executives receive a relatively small percentage of their overall targeted compensation in the form of base pay. The NEOs are paid an amount in the form of base pay sufficient to attract competent executive talent and maintain a stable management team.

During its 2008 review of base salaries for NEOs, the Committee primarily considered:

•	benchmarking data as described above;

•	an internal review of the executive’s position and current compensation, both individually and relative to other executive officers;

•	experience level and scope of responsibilities; and

•	individual performance of the executive, as discussed under “Individual Qualitative Performance Assessments” below.

In early 2008, the Compensation Committee approved base salary merit increases for the NEOs effective March 3, 2008, as summarized below. Subsequently the Company froze 2009 annual base pay for the NEOs at 2008 levels, as additional expense management measures became necessary during difficult market conditions.

Richard F. Smith, Chairman and CEO, received a 7.4% increase in base salary to $1.45 million. The Committee approved this increase primarily to keep Mr. Smith’s base pay in line with the market trend of the Hewitt General Industry Database. The Committee recognized that Mr. Smith’s base salary prior to and after the increase was in the top quartile of base pay for CEO’s at peer companies in our industry. The variation in base salary paid to the CEO compared to the base salaries of the other NEOs reflects the Committee’s assessment of Mr. Smith’s high level of accountability and responsibility for the Company’s overall performance, the market data for his role relative to other NEOs at the companies comprising our peer group, and Mr. Smith’s extensive business experience.

Lee Adrean, CFO, received a 5% increase in base salary to $456,750. The data from Hewitt indicated that Mr. Adrean’s 2007 base salary was between the 50th and 65th percentiles of the peer group and general industry survey data. The Committee approved the increase which maintained his base salary around the 65th percentile.

Coretha M. Rushing, Chief Human Resources Officer, received a 5% increase in base salary to $420,000. The data from Hewitt indicated that Ms. Rushing’s 2007 base salary was between the 50th and 65th percentiles of the general industry survey data, and the Committee approved the increase for 2008 to position her base salary just above the 65th percentile of the general industry survey data.

Kent E. Mast, Chief Legal Officer, received a 5% increase in base salary to $411,600, with consideration given to the breadth of his role as Corporate Vice President and Chief Legal Officer which includes additional responsibilities for company-wide global sourcing, data and physical security, government relations and corporate governance. The data from Hewitt indicated that his 2007 base salary was below the 50th percentile of the general industry survey data, and the Committee approved the 2008 increase to position his base salary just above the 50th percentile of the general industry survey data.

William C. Canfield, President, TALX, received a 5% increase in base salary to $577,500. Although data from Hewitt indicated that his 2007 base salary was significantly above the 65th percentile of the general industry survey data, the Committee approved the 2008 increase to reflect his strong performance as President, TALX, giving consideration to his previous base salary history as Chairman, CEO and President of TALX Corporation as an independent public corporation prior to its acquisition by Equifax in May 2007.

Annual Incentive Plan

The annual incentive plan, or AIP, allows the Compensation Committee to reward high performance and achievement of corporate and individual goals by key employees, including our NEOs; encourages actions that will result in the growth of shareholder value; and allows key employees to share in the growth and profitability of the Company.

Pursuant to the annual incentive plan as approved by the Committee, the NEOs and other key employees are eligible for awards based on the Company’s attainment of specific performance measures established by the Committee at the beginning of the plan year. The plan is generally structured as follows for officers with Company-wide responsibilities. Changes may be made from year to year to reflect changing business needs and competitive circumstances:

•

Establishment of Performance Measures.    The Committee establishes performance measures and goals, which include the financial and individualized metrics being assessed as well as minimum thresholds required to earn an award and target and maximum performance objectives. The minimum threshold for corporate financial goals is generally set based on the Company’s actual performance for the preceding year with upward or downward adjustments deemed appropriate by the Committee for items it believes are not representative of ongoing Company performance. The target corporate financial goal reflects growth consistent with the Company’s minimum longer term earnings and revenue growth objectives, adjusted at the time the targets are set, if appropriate, for current market conditions or outlook, usually reflecting upper single digit growth. The maximum level reflects exceptional earnings and revenue performance which can only be obtained at the top end of the Company’s objectives.

•

Payout Targets.    The Committee sets payout targets for each executive, expressed as a percentage of base salary. In general, the Committee establishes the individual payout targets for each NEO based on the executive’s level of responsibility and upon an examination of compensation information from our peer group and published general industry surveys.

•

Final Award Determination.    After the close of each year, the Company calculates performance against the pre-established measures for the Company and for each business unit. The NEOs receive an award, if any, based on their individual target opportunities, the Company’s performance relative to the specific performance goal, and individual performance relative to individual performance objectives.

For the 2008 annual incentive plan, the objective financial performance measures for the NEOs, other than Mr. Canfield, were operating revenue, used to measure top line growth, and Adjusted EPS, used to reflect bottom line net profit. Individual performance objectives are described below. Mr. Canfield’s objectives were focused solely on his performance as head of the Company’s TALX business unit, as measured by TALX operating income. Each performance measure represents part of the total annual incentive award calculation, and different measures are weighted differently in the calculation as noted below.

For 2008, the minimum thresholds required to earn an annual incentive award under the Adjusted EPS and Revenue measure generally were set at approximately 94% of the target performance goal, while the maximum Adjusted EPS and operating revenue goals were set at approximately 104% and 103%, respectively, of the applicable target goal. Actual awards could have ranged from 0% of the individual’s award goal (for performance below the threshold level) to 200% of the individual’s award level (for performance at the specified maximum goal). For 2008 annual incentive awards, the individual target percentages (measured as a percentage of base salary) were 75% for Mr. Canfield, 100% for the CEO, and 60% for the other NEOs.

The tables below summarize the performance measures, weights, targets and actual results used to determine the 2008 annual incentive bonuses payable to our NEOs. Performance bonus payouts for 2008 were approved in February 2009 by the Compensation Committee.

2008 Annual Incentive Plan Design Summary

The following annual incentive plan structure applied to each NEO other than Mr. Canfield:

Performance Measure	Weight	Performance Target	Actual Performance	Percent of Target Award Earned
Adjusted EPS (1)	65%	$2.48	$2.51	130%

Operating revenue	15%	$2.008 billion	$1.936 billion	0%

Individual goals	20%	(2)	(2)	(2)

(1)	Adjusted EPS is reported GAAP EPS, excluding acquisition-related amortization expense, net of tax.

(2)	For information on achievement of individualized objectives, see below under “Individual Qualitative Performance Assessments.”

Mr. Canfield’s 2008 annual incentive plan structure was as follows:

Performance Measure	Weight	Performance Target	Actual Performance	Percent of Target Award Earned
TALX business unit operating income	100%	$66 million	$53.2 million	56%

Corporate Financial Performance

The threshold (minimum 25% payout) corporate financial goals for 2008 were set early in 2008 by the Compensation Committee for the NEOs, other than Mr. Canfield, based on 2007 results adjusted as described below; target (100% payout) and maximum (200% payout) levels for annual incentive opportunities were set based on the Company’s strategic goals and performance expectations for the ensuing year, as follows:

•

The threshold goals of $1.95 billion operating revenue and $2.32 Adjusted EPS reflected 2007 revenue (including a full twelve months of TALX pro forma operating revenue) and 2007 Adjusted EPS (adjusted to exclude the effect of acquisition-related amortization expense, net of tax).

•

The target goals of $2.008 billion operating revenue and $2.48 Adjusted EPS represented a 9% and 6.9% increase, respectively, over 2007 reported operating revenue of $1.843 billion and Adjusted EPS of $2.32.

•

The maximum goals of $2.064 billion operating revenue and $2.58 Adjusted EPS represented a 12% and 11.2% increase, respectively, over 2007 reported operating revenue of $1.843 billion and Adjusted EPS of $2.32.

Mr. Canfield’s 2008 corporate performance goals were based solely on TALX operating income for 2008 as compared to TALX full year 2007 operating income, pro forma for the effect of a full year’s acquisition-related amortization, of $44.4 million. The threshold goal (minimum 25% payout) was set at $44.4 million, equal to 2007 pro forma results; the target goal (100% payout) was $66 million, a 48.6% increase from 2007; and the maximum goal (200% payout) was $72.6 million, a 63.5% increase from 2007.

Individual Qualitative Performance Assessments

The individual performance goals established by the Compensation Committee for the CEO for 2008, and established for the other NEOs by the CEO for 2008, were concentrated in the areas described below. The CEO’s individual specific goals generally are tied to Equifax performance as a whole, based in part on the Committee’s annual performance evaluation and input from the Board. For the other NEOs, individual goals relate to the performance of the specific business units or functions over which they had responsibility. Their performance against their individual goals was assessed by our CEO and reviewed with the Committee.

Mr. Smith.    Mr. Smith successfully executed on the Company’s long-term growth strategy and improved the Company’s operating performance despite a rapidly changing and deteriorating economic environment, by taking decisive action to adapt to and anticipate the course of changing markets and customer needs; making and integrating acquisitions that provide greater geographic, data source and product diversification; measures to control expense growth in line with revenue growth; driving operational efficiencies through LEAN, Workout and other continuous business process improvements; driving long-term revenue and profit growth by accelerating new product innovation (NPI) with $75 million in NPI revenue in 2008, a four-fold increase over 2007, and product transfers across the Company; continuing to drive a performance-driven culture to deliver sustained long-term business growth; retaining an excellent leadership team; and demonstrating strong leadership and values in a highly challenging business environment.

Mr. Adrean.    As the leader of the Company’s finance organization, Mr. Adrean’s financial objectives focused on the overall performance of the Company and are the same as Mr. Smith’s. His strategic and operational goals included implementation of measures to control expense growth in line with revenue growth; implementing LEAN and Workout measures to reduce costs associated with inefficient processes; improvements in financial analytical capabilities and operational metrics; development of the 2009 corporate budget consistent with long-term growth objectives; implementation of domestic and international tax strategies to reduce tax expense; support for corporate growth initiatives; development of global finance organization capabilities and financial system controls; and expansion of enterprise risk management processes with effective monitoring across all major risk areas. Mr. Adrean’s leadership in the current difficult economic climate was critical as the Company strengthened its liquidity position, maintained its investment grade credit rating and exercised tight financial discipline while reallocating resources to long-term growth opportunities.

Ms. Rushing.    Ms. Rushing’s accomplishments as leader of the human resources function included implementing cost management initiatives and launching LEAN and Workout process improvement opportunities; improving employee communications, consultation and support; support of acquisitions and integration of acquisitions; benefit plan redesign to better align with the Company’s culture of meritocracy and the competitive market for talent; and continued development of rigorous global talent management, performance management and succession planning programs.

Mr. Mast.    Mr. Mast’s financial objectives as Chief Legal Officer, with additional responsibilities for company-wide global sourcing, data and physical security, government relations and corporate governance, are the same as Mr. Smith’s and focus on the overall performance of the Company. His strategic and operational goals included global sourcing initiatives to drive significant cost savings; completion of critical infrastructure improvements; supporting acquisitions and acquisition integration, including international growth opportunities; effectively representing the Company in various legislative and regulatory matters; implementing enhanced data security measures; successful defense of litigation matters and protection of intellectual property; and talent development and succession planning.

Mr. Canfield.    Although not stated as a performance objective for purposes of his 2008 AIP structure, Mr. Canfield’s individual objectives for 2008 included executing on the Company’s long-term growth strategy and, with respect to the TALX business unit, increasing operating income and cross-selling of products, measures to control expense growth in line with revenue growth, driving operational efficiencies through LEAN and Workout programs to reduce costs and enhance overall value of products and services to clients, continuing to drive a performance-driven culture, and talent development and succession planning.

The tables below set forth the 2008 annual incentive plan performance bonus summary for each NEO. Actual bonus payments are reported in the “Non-Equity Incentive Plan Compensation” column of the 2008 Summary Compensation Table (not including the individual performance portion of the bonus, which is reported in the “Bonus” column of such table). The threshold, target and maximum bonus payments also are reported in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the 2008 Grants of Plan-Based Awards Table. The annual incentive program for the NEOs other than Mr. Canfield is structured to deliver competitive awards based primarily on the Company’s profitability as measured by annual Adjusted EPS performance (65% weighting), with a lesser emphasis on annual Revenue goals (15% weighting), and rewarding individual achievement of annual goals specific to the executive’s function (20% weighting).

2008 Annual Incentive Plan Calculations

Name	Achievement as % of Target			Weighted Achievement
				65%	15%	20%	100%
	Adjusted EPS %	Revenue %	Individual %	Adjusted EPS %	Revenue %	Individual %	Total %
R. Smith	130	0	200	84.5	0	40	124.5
L. Adrean	130	0	200	84.5	0	40	124.5
C. Rushing	130	0	150	84.5	0	30	114.5
K. Mast	130	0	150	84.5	0	30	114.5

Name	Bonus Earned as % of Target	2008 Base Earnings $	Target Bonus %	Target Bonus $	Actual Bonus $
R. Smith	124.5	1,456,731	100	1,456,731	1,813,630
L. Adrean	124.5	460,933	60	276,560	344,317
C. Rushing	114.5	423,846	60	254,308	291,182
K. Mast	114.5	415,369	60	249,221	285,359

The annual incentive program for Mr. Canfield as leader of the Company’s TALX business unit was focused solely on TALX annual operating income, as follows:

	Achievement as % of Target	Weighted Achievement 100%
Name	TALX operating income %
W. Canfield	55.6	55.6

Name	Bonus Earned as % of Target	2008 Base Earnings $	Target Bonus %	Target Bonus $	Actual Bonus $
W. Canfield	55.6	570,002	75	427,502	237,501

Long-Term Incentives

The long-term equity-based incentive compensation program is designed to:

•	enhance the link between the creation of shareholder value and long-term executive compensation;

•	provide an opportunity for increased equity ownership by executives and other key employees; and

•	maintain competitive levels of compensation.

In determining the appropriate size of equity grants to each NEO in 2008, the Committee considered the size of their past grants, market competitiveness, the potential for executive contributions in the future, and retention objectives. For 2008, actual long-term incentive grants for NEOs other than the CEO were set in a range of 75% to 125% of the amount indicated by the market data described above. The size of the long-term incentive grants for the NEOs other than the CEO ranged from 104% to 114% of the guideline amount indicated by the benchmarking data described above. The specific grant size for each NEO was determined based on the Committee’s competitive analysis of the data for similar executive positions. For the CEO, the grant size of 90,000 restricted stock units, or RSUs, and 125,000 stock options approximated the value of the prior year’s grant (85,000 RSUs and 110,000 stock options), times the general industry trend in long-term incentive value as determined by Hewitt, which reflected a 5.7% annual increase.

Equity awards included RSUs and non-qualified stock options as shown in the Grants of Plan-Based Awards Table below. In considering the form of the 2008 equity awards, the Committee concluded that an approximate 50/50 split of value between stock options and RSUs was appropriate (33% and 67%, respectively, for the CEO), as it balanced the lower downside value risk and relative certainty offered by RSUs with the upside leverage offered by stock options. Each type of equity award is described below.

Restricted Stock Units.    RSUs represent unissued shares of our common stock; we do not issue stock until the applicable vesting requirements are satisfied. When the vesting requirements are satisfied, the executive receives shares of our common stock without restriction. The RSUs issued to NEOs vest on the third anniversary of the grant date. RSUs do not accrue dividend equivalent units.

Non-Qualified Stock Options.    Options granted to NEOs in 2008 have a 10-year term and vest one-third on each of the first three anniversaries of the grant date. Non-qualified stock options permit an NEO to purchase shares of our common stock at a per-share exercise price equal to the closing price of our common stock as reported on the NYSE on the grant date.

The Compensation Committee determined 2008 equity awards by establishing a market-competitive dollar value for each NEO and then converting this dollar value to a number of RSUs and non-qualified stock options. By using this valuation approach, the number of stock options and RSUs varies from year to year based upon, among other things, our stock price at the time of grant (averaged over the preceding six months), even though the awards may have the same dollar value under the Committee valuation methodologies.

For this purpose, stock option values are calculated using the Black-Scholes option pricing model as calculated by Hewitt. The value of a single RSU is also calculated by Hewitt and represents a risk-adjusted present value of the award.

The economic value assigned to long-term awards represent estimated values only. The value ultimately realized from these awards will depend on a number of factors, including our operating performance and movements in our stock price.

Retirement and Other Benefits

Equifax provides its NEOs and other executives with benefits available to other eligible U.S. salaried employees. These benefits include medical, dental, life and disability insurance. In addition, we maintain a defined benefit retirement plan (the Equifax Inc. pension Plan, or EIPP) and a qualified retirement savings plan (401(k) Plan) that includes a discretionary Company match of the employee’s pre-tax and after-tax contributions. Due to limits under the Internal Revenue Code, or Code, on the maximum annual benefit that may be paid to an individual under our retirement plans, we also maintain a nonqualified supplemental retirement plan, or SERP, to offset this limitation. The SERP provides a maximum annual lifetime retirement benefit of 50% of base salary and bonus, based on years of credited service and reduced by benefits from the defined benefit retirement plan. A more complete description of the EIPP in effect as of December 31, 2008, and the SERP is provided on page 39 under “2008 Pension Benefits Table.”

Effective January 1, 2009, the Company has redesigned its retirement program for active U.S. employees. The Company has frozen its qualified defined benefit pension plan for U.S. employees who do not meet certain grandfathering criteria for retirement eligible employees, and will provide these employees and certain other employees not eligible to participate in the pension plan with an enhanced 401(k) Plan. The pension plan amendments will freeze service credit, but will continue to credit for the participant’s salary increases over time. Grandfathered employees, who include Mr. Mast among the NEOs, will remain in the current pension plan and 401(k) Plan. These changes are in line with established marketplace trends, in which retirement savings through a 401(k) plan is increasingly becoming the standard retirement offering by employers, including many of the Company’s competitors for talent and business. Under the enhanced 401(k) Plan, Equifax may make a contribution of between 1.5% and 4.0% of pay based on years of service, even if employees do not choose to make a 401(k) plan contribution, and also may provide a 100% match on employees’ 401(k) Plan contributions up to 4% of pay compared to a 50% match on the first 6% of employees’ contributions in the previous 401(k) Plan. Combining the maximum employee-provided and Company-provided contributions, eligible employees can have as much as 8.0% of pay for their enhanced 401(k) Plan investment choices. The changes did not affect our current U.S. retirees, former employees with vested benefits or employees who were eligible to retire prior to January 1, 2009. Employees of our TALX subsidiary, who were not previously eligible to participate in the pension plan, will be eligible to participate in the enhanced 401(k) Plan.

The NEOs and certain other executives are eligible to participate in Equifax deferred compensation plans. These plans allow the participants to defer cash compensation and gains otherwise recognized upon the vesting of RSUs. The purpose of these plans is to give eligible employees the opportunity to defer compensation on a pre-tax basis in addition to what is allowed under our 401(k) Plan, to enhance their retirement savings without additional Company contributions. The deferral plans are offered to eligible employees as part of a competitive compensation program, and are described below after the 2008 Nonqualified Deferred Compensation Table.

These benefits are intended to be part of a competitive retirement and benefit package necessary to attract and retain executive talent. Consistent with this objective, the longer an employee remains with Equifax, the larger the benefit that is earned under the SERP and the EIPP.

The NEOs are also eligible to receive certain perquisites, including:

•

financial planning and tax services in the amount of up to $10,000 ($12,500 in the first year for newly hired executives), reduced from $12,500 in 2007, for NEOs other than the CEO and Mr. Canfield; $12,500 per year for Mr. Canfield; and $50,000 per year for the CEO;

•	comprehensive medical examinations (up to $2,200 annually for diagnostic health care services not otherwise covered by our medical plan);

•

additional life insurance ($7 million for Mr. Canfield, $10 million for the CEO and $3 million for the other NEOs); and additional personal excess liability insurance ($10 million for the CEO and $5 million for the other NEOs);

•	a limited number of club memberships used by Mr. Smith and Mr. Canfield primarily for business purposes; and

•	security system monitoring expenses for the CEO’s personal residence.

The Company believes these benefits are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain high-performing employees for key positions, and are competitive when compared to those offered by our peer group. The attributed costs of these perquisites are included in the “All Other Compensation” column of the 2008 Summary Compensation Table and Note 8 thereto. For additional information concerning Mr. Canfield’s life insurance policies, see “Certain Relationships and Related Transactions” on page 50.

Employment Contracts and Change in Control Severance Agreements

We have entered into employment contracts with Mr. Smith and Mr. Canfield. The material provisions of these agreements are discussed following the “2008 Grants of Plan-Based Awards” table on page 34 and the “Potential Payments Upon Termination or Change-in-Control” on page 42.

We have entered into change in control agreements with our other executive officers, which are more fully described under “Potential Payments Upon Termination or Change-in-Control.” We believe these agreements are necessary to ensure the participant receives certain benefits in the event of a change in control of the Company, and to allow the participating officers to focus on their duties during an acquisition. The agreements are not intended to replace or affect other compensation elements.

Consideration of Tax Effects

The impact of federal tax laws on our compensation program is considered by the Compensation Committee, including the deductibility of compensation paid to the NEOs, as regulated by Code Section 162(m). Much of Equifax’s compensation program is designed to qualify for deductibility under Section 162(m), but to preserve flexibility in administering compensation programs, not all amounts paid under such programs qualify for deductibility. For example, the individual performance portion of the annual incentive plan bonus paid to Mr. Smith, which was $582,692 for 2008, is determined by the Compensation Committee based on subjective assessments and therefore does not qualify as performance-based deductible compensation under the objective standards of Section 162(m).

If the payments to an NEO on account of his or her termination exceed certain amounts as a result of a change in control, we may not be eligible to deduct the payments for federal income tax purposes. In addition, the NEO could be subject to a 20% excise tax on such payments. This excise tax is in addition to the executive’s normal payroll and income taxes. To offset the effect of the excise tax, we will make “gross-up” payments to an NEO to reimburse the officer for the excise tax. In this way, the executive retains the same amount the executive would have retained had the excise tax not been imposed, but the Company is unable to deduct a large portion of the payments. We provide these payments because they allow an executive to recognize the full intended economic benefits of the executive’s change of control agreement.

We generally have designed our compensation programs for NEOs to comply with Code Section 409A on the payment of deferred compensation so as to avoid possible adverse tax consequences that may result from noncompliance with Section 409A.

Policy on Restitution

The Company intends, in appropriate circumstances, to seek restitution of any bonus, commission or other compensation received by an employee as a result of such employee’s intentional or knowing fraudulent or illegal conduct, including the making of a material misrepresentation contained in the Company’s financial statements.

Stock Ownership Guidelines

Our stock ownership guidelines are designed to increase our executives’ equity stakes in Equifax to a meaningful level and reinforce alignment with shareholder interests. The guidelines provide that, within four years, the CEO should attain an investment position in our stock equal to six times his or her base salary (including 401(k) shares, deferred share units and unvested RSUs) or, in the alternative, ten times base salary in outright ownership plus vested, unexercised stock options. All other NEOs should attain within four years an investment position equal to three times their base salary in outright ownership or, in the alternative, six times their base salary in outright ownership plus vested, unexercised option shares. A reduction in ownership to one-half of the applicable guideline ownership level is permitted for executives age 60 or older. Each of the NEOs has achieved, or is on track to achieve within the applicable four-year period, shareholdings in excess of the applicable multiple set forth above.

Under our Insider Trading Policy, we prohibit short sales on Equifax stock, or the purchase or sale of options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to Equifax stock, by our NEOs and other executives.

Equity Grant Process

Equity awards to NEOs are generally made annually under our shareholder-approved 2008 Omnibus Incentive Plan at the first regularly scheduled Compensation Committee meeting of the year, generally in early February. For Section 16 Officers, options are priced at fair market value equal to the closing market price of our stock on the NYSE on that day or, if necessary to facilitate review by the Board of proposed CEO grants, the day of the Board meeting unless the Committee meeting occurs outside an open stock trading window period, in which case the awards are made effective as of the market close on the first business day of the next open trading window period. With respect to Section 16 Officers who are newly promoted or newly hired, the policy established by the Committee is that equity awards will be made effective on the later of (i) the date they are hired or promoted; (ii) the date such awards are approved by the Committee; or (iii) the first business day of the month during an open window period following approval by the Committee if the approval date is not within a window period or is prior to the executive’s employment date.

In 2008, the Committee reviewed equity awards on February 7, 2008, and options were priced at the market close on February 8, 2008, the grant date, following a review by the Board. Option grants to employees who are not Section 16 Officers are made by the CEO pursuant to delegated authority from the Committee, effective on the first business day of the month following his approval of such awards, or upon the hiring of new employees and special recognition of other employees. We do not have any program, plan or practice of setting the exercise price for stock options based on a date or price other than fair market value of our common stock on the date of grant of the award.

Significant Events After December 31, 2008

Due to the uncertainties in the current financial markets and general economy, in March 2009, annual base pay was frozen for the NEOs and other Company employees who are not subject to mandatory cost of living adjustments under foreign laws. In addition, the Compensation Committee has deferred until April 2009 any decisions regarding 2009 equity awards for NEOs, and until September 2009 for other eligible employees following mid-year talent reviews.

As a matter of best practice, in 2009 the Compensation Committee intends to continue to review the relationships between the Company’s risk management policies and practices and the incentive compensation we provide to our NEOs and other senior executives to confirm that our incentive compensation does not encourage unnecessary and excessive risks. The Committee will also review the relationship between enterprise risk management policies, corporate strategy and senior management policies, corporate strategy and senior executive compensation in the event of fraudulent or intentional misconduct; stock ownership guidelines; and the appropriate peer group for executive compensation benchmarking data.

Conclusion

For the reasons described above, the Company believes that each element of compensation in its executive compensation program and the total compensation paid to or earned by each NEO in 2008 is performance-based, competitive, designed to align with Equifax strategic goals, and reasonable.

REPORT OF THE COMPENSATION, HUMAN RESOURCES &

MANAGEMENT SUCCESSION COMMITTEE

The Compensation, Human Resources & Management Succession Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation, Human Resources & Management Succession Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Equifax’s Annual Report on Form 10-K for 2008 and 2009 Proxy Statement for filing with the Securities and Exchange Commission.

Compensation, Human Resources &

Management Succession Committee

L. Phillip Humann, Chair

Siri S. Marshall

Mark B. Templeton

EXECUTIVE COMPENSATION TABLES

Summary of Compensation

The table on the following page provides summary information regarding compensation paid or accrued by us on behalf of our CEO, CFO and each of our three most highly compensated named executive officers, collectively referred to as our NEOs, who served in such capacity at December 31, 2008, for services rendered during fiscal year 2008.

2008 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(2) ($)	Bonus(3) ($)	Stock Awards(4) ($)	Option Awards(5) ($)	Non-Equity Incentive Plan Compensation(6) ($)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings(7) ($)	All Other Compensation ($)(8)	Total ($)
Richard F. Smith Chairman and Chief Executive Officer	2008 2007 2006	1,456,731 1,340,385 1,300,000	582,692 536,154 520,000	4,067,113 3,329,263 2,270,315	1,028,318 714,364 458,248	1,230,938 1,483,806 1,851,200	1,191,000 844,300 155,700	77,967 139,541 528,406	9,634,759 8,387,813 7,083,869

Lee Adrean Corporate Vice President and Chief Financial Officer(1)	2008 2007 2006	460,933 433,077 94,808	110,624 77,954 17,066	516,601 347,513 28,850	298,829 256,060 84,065	233,693 287,650 80,994	198,400 113,400 0	43,454 60,686 3,757	1,862,534 1,576,340 309,540

Coretha M. Rushing Corporate Vice President and Chief Human Resources Officer(1)	2008 2007	423,846 395,192	76,292 71,135	393,925 258,881	252,417 198,601	214,890 262,487	170,400 120,700	21,012 22,998	1,552,782 1,329,994

Kent E. Mast Corporate Vice President and Chief Legal Officer	2008 2007 2006	415,369 388,253 372,517	74,766 69,886 67,053	334,323 307,545 381,630	237,197 310,136 318,824	210,593 257,878 318,241	211,900 223,700 305,506	58,712 67,078 72,739	1,542,860 1,624,476 1,836,510

William W. Canfield(1) President, TALX	2008	570,002	0	334,323	219,627	237,501	0	198,096	1,559,549

(1)

Mr. Adrean became Corporate Vice President and Chief Financial Officer on October 4, 2006. Ms. Rushing became Corporate Vice President and Chief Human Resources Officer in May 2006 and was not an NEO for 2006. Mr. Canfield became President, TALX in May 2007 and was not an NEO for 2007 or 2006.

(2)

Salary represents annual base salary. Amounts shown are not reduced to reflect the NEOs’ elections, if any, to defer receipt of salary under the Executive Deferred Compensation Plan. Reflects one extra week of pay in 2008 resulting from a change in timing of payment of salary for all U.S. employees from one week in arrears to payment on a current basis.

(3)

Reflects the individual performance portion of the annual incentive bonus or other incentive; the remainder of the bonus is shown under the Non-Equity Incentive Plan Compensation column in this table. Amounts shown are not reduced to reflect the NEOs’ elections, if any, to defer receipt of awards under the Executive Deferred Compensation Plan.

(4)

The amounts in this column are calculated based on Statement of Financial Accounting Standards No. 123, as revised (FAS 123(R)), and reflect the dollar amount recognized for financial statement purposes for the year for share-based awards (but excluding any impact of assumed forfeiture rates). Accordingly, these amounts may include amounts from awards granted both in and prior to the applicable year. Assumptions used in the calculation of these amounts are in Note 7 to the audited financial statements included in our 2008 Form 10-K. Further details regarding these grants can be found in the narrative disclosure following the “2008 Grants of Plan-Based Awards Table” below.

(5)

The amounts in this column are calculated based on FAS 123(R) and reflect the dollar amount recognized for financial statement purposes for the year for share-based awards (but excluding any impact of assumed forfeiture rates). Accordingly, these amounts may include amounts from awards granted both in and prior to the applicable year. Assumptions used in the calculation of these amounts are in Note 7 to the audited financial statements included in our 2008 Form 10-K. In 2008, Messrs. Smith, Adrean, Mast and Canfield and Ms. Rushing were granted 125,000, 31,000, 27,000, 25,000 and 28,000 non-qualified stock options, respectively, under the 2000 Stock Incentive Plan. All stock options were granted at the closing market price of our stock on the NYSE on the date of grant and vest one-third on each of the next three anniversaries of the grant date.

(6)

Represents annual incentive bonuses paid under the Annual Incentive Plan for services performed in 2008, 2007 and 2006, respectively, minus the individual performance portion of the bonus, which is shown in the “Bonus” column in this table. Amounts shown are not reduced to reflect the NEOs’ elections, if any, to defer receipt of awards under the Executive Deferred Compensation Plan.

(7)

Reflects the actuarial increase at December 31 of the applicable year in the present value of the NEOs’ accumulated benefits under the Supplemental Retirement Plan for Executives of Equifax Inc.(the “SERP”) and the Equifax Inc. Pension Plan (the “EIPP”) at the earliest unreduced retirement age, determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements and includes amounts which the NEO may not currently be entitled to receive because such amounts are not vested. Above-market or preferential earnings are not available under our two nonqualified deferred compensation plans, the Executive Deferred Compensation Plan and the Director and Executive Stock Deferral Plan.

(8)	The “All Other Compensation” column for 2008 consists of the following:

Name	Perquisites and Other Personal Benefits(a) ($)	Company Match on Qualified 401(k) Savings Plan(b) ($)	Insurance Premiums(c) ($)	Tax Reimbursements(d) ($)	Total ($)
R. Smith	21,991	6,900	19,350	29,726	77,967
L. Adrean	5,262	6,900	16,155	15,137	43,454
C. Rushing	2,062	6,900	6,195	5,855	21,012
K. Mast	13,742	6,900	16,464	21,606	58,712
W. Canfield	8,421	0	146,437	43,238	198,096

(a)	Includes the following amounts for financial planning and tax services: Mr. Smith, $12,698; Mr. Adrean, $3,200; Ms. Rushing, $0; Mr. Mast, $10,000; and Mr. Canfield, $6,564; for executive physicals: Mr. Smith, $1,820; Mr. Adrean, $0; Ms. Rushing, $0; Mr. Mast, $1,680; and Mr. Canfield, $0; and a Company-provided annual recognition gift valued at $2,062 to each of Messrs. Smith, Adrean and Mast, Ms. Rushing and Mr. Canfield valued at $1,857. For Mr. Smith, also includes $3,982 for club dues and $1,429 security system monitoring expense for his personal residence.

(b)	For 2008, the Company matched 50% of the first 6% of compensation (subject to the government limit on compensation, or $230,000 in 2008) contributed on a pre-tax or after-tax basis to the tax-qualified profit sharing and 401(k) Plan.

(c)	Represents premiums paid for executive officer personal excess liability insurance and life insurance. Mr. Canfield’s amount includes an equalization payment of $24,295 intended to provide him with an insurance premium benefit similar to that provided to the NEOs (other than the CEO).

(d)	Represents reimbursement of federal and state income taxes on personal benefits as applicable, including financial planning and tax services, club memberships, executive life insurance and excess liability insurance.

2008 GRANTS OF PLAN-BASED AWARDS TABLE

The following table summarizes 2008 grants of equity and non-equity plan-based awards to the NEOs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. Smith	2/8/2008 2/8/2008	582,692	1,456,731	2,913,462				90,000	125,000	33.88 33.88	$2,918,644 $ 966,359
L. Adrean	2/8/2008 2/8/2008	110,624	276,560	553,120				15,000	31,000	33.88 33.88	$ 486,440 $ 239,657
C. Rushing	2/8/2008 2/8/2008	101,723	254,308	508,616				12,000	28,000	33.88 33.88	$ 389,153 $ 216,464
K. Mast	2/8/2008 2/8/2008	99,689	249,221	498,442				10,000	27,000	33.88 33.88	$ 334,323 $ 237,197
W. Canfield	2/8/2008 2/8/2008	106,876	427,502	855,004				10,000	25,000	33.88 33.88	$ 334,323 $ 219,627

(1)	Reflects payment levels under the annual incentive plan described below under “2008 Annual Incentive Plan.” Threshold is the lowest payment available at the lowest level of performance prescribed by the plan (25% payout) for corporate and business unit financial performance metrics and individual performance (a “meets expectations” threshold individual goal rating for each NEO having individual goals); target reflects a 100% payout level; and maximum is 200% of the target amount. These amounts are based on the individual’s current salary and position. The minimum payment is $0.

(2)	Reflects the number of shares of time-based restricted stock units received by each NEO during 2008 pursuant to awards granted under the 2008 Omnibus Incentive Plan.

(3)	Reflects nonqualified options granted to each NEO during 2008 under the 2000 Stock Incentive Plan.

(4)	Generally, the full grant date fair value under FAS 123(R) is the amount the Company will expense in its financial statements over the award’s vesting schedule.

Additional Discussion of Material Items in Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the 2008 Summary Compensation Table and 2008 Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

2008 Annual Incentive Plan

Annual incentive bonus opportunities awarded to our NEOs are earned based on Company performance against one-year operating objectives and individual performance metrics. The actual amount of annual incentive earned by each NEO in 2008 pursuant to the individual performance portion is reported in the Bonus column of the 2008 Summary Compensation Table above. The remainder of the bonus, which is based on the Company performance portion, is shown under the Non-Equity Incentive Plan Compensation column in the 2008 Summary Compensation Table. Annual incentive plan thresholds, targets and maximums are identified for each NEO in the Estimated Future Payouts under Non-Equity Incentive Plan Awards column of the 2008 Grants of Plan-Based Awards Table above. Additional information regarding the design of the annual incentive plan is included in the Compensation Discussion and Analysis above.

401(k) Plan and Defined Benefit Pension Plan

We sponsor a tax-qualified profit sharing and 401(k) Plan in which eligible salaried employees may participate. Pursuant to this plan, employees may elect to reduce their current compensation up to the lesser of 30% (offset by after-tax contributions) or the statutorily prescribed limit of $16,500 in 2009 (plus up to an additional $5,500 in the form of “catch up” contributions for participants age 50 or older), and have the amount of any reduction contributed to the 401(k) Plan for investment in various investment funds. The plan is intended to qualify under Code Sections 401(a) and 401(k), so that contributions by us or our employees to the plan and income earned on contributions are not taxable to employees until withdrawn from the plan and so that contributions will be deductible by us when made. For 2008, we matched 50% of the first 6% of compensation (subject to the government limit on compensation, or $230,000 in 2008) an employee contributed on a pre-tax or after-tax basis to the plan.

Effective January 1, 2009, the Company has redesigned its retirement program for active U.S. employees. The Company has frozen its qualified defined benefit pension plan for U.S. employees who do not meet certain grandfathering criteria for retirement eligible employees, and will provide these employees and certain other employees not eligible to participate in the pension plan with an enhanced 401(k) Plan. The pension plan amendments will freeze service credit, but will continue to credit for the participant’s salary increases over time. Grandfathered employees, who include Mr. Mast among the NEOs, will remain in the current pension plan and 401(k) Plan. These changes are in line with established marketplace trends, in which retirement savings through a 401(k) plan is increasingly becoming the standard retirement offering by employers, including many of the Company’s competitors for talent and business. Under the enhanced 401(k) Plan, Equifax may make a contribution of between 1.5% and 4% of pay based on years of service, even if employees do not choose to make a 401(k) plan contribution, and also may provide a 100% match on employees’ 401(k) Plan contributions up to 4% of pay compared to a 50% match on the first 6% of employees’ contributions in the previous 401(k) Plan. Combining the maximum employee-provided and Company-provided contributions, eligible employees can have as much as 8% of pay for their enhanced 401(k) Plan investment choices. The changes did not affect our current U.S. retirees, former employees with vested benefits or employees who were eligible to retire prior to January 1, 2009. Mr. Canfield and other eligible employees of our TALX subsidiary, who were not previously eligible to participate in the pension plan, will be eligible to participate in the enhanced 401(k) Plan.

Executive Life and Supplemental Retirement Benefit Plan

The Executive Life and Supplemental Retirement Plan provides executive life insurance benefits as well as capital accumulation benefits. The plan’s grantor trust is used to ensure that the insurance premiums due under this plan are paid in case we fail to make scheduled payments following a change in control, as defined in the trust agreement. The plan was amended in 2005 to provide that (1) executive officers will receive only life insurance benefits and no retirement benefits under the plan, in order to make permanent our suspension of premium payments after July 30, 2002 in compliance with Sarbanes-Oxley Act prohibitions against company loans to their executive officers; (2) participants will receive a federal and state income tax reimbursement for the imputed interest charges on cumulative premiums paid pursuant to new tax regulations (instead of providing a reimbursement for the economic value of the life insurance provided to each participant under the plan, as originally adopted, and subject to company discretion to charge interest and not provide a reimbursement); and (3) all future executives who are terminated because their job is eliminated (through a consolidation of jobs, an office closing or other similar event) will become fully vested and will have a “rollout” of their policies, meaning that all Company premiums must be repaid to us to the extent of policy cash values in exchange for the release of all company restrictions on the policy. For executive officers, the amount that Equifax paid for the current life insurance benefit (or imputed loan interest amounts on grandfathered premiums paid prior to the effective date of the Sarbanes-Oxley Act) is included in the 2008 Summary Compensation Table above under the heading “All Other Compensation.”

Employment Contracts with Certain Officers

We maintain employment agreements with Mr. Smith and Mr. Canfield. We believe that the employment agreements help retain experienced executives.

Richard F. Smith.    On September 19, 2008, the Company entered into an amended and restated employment agreement with Mr. Smith to continue to serve as Chairman and CEO through at least September 19, 2010. The amendment was negotiated and approved by the Compensation Committee. Mr. Smith’s employment agreement will be automatically extended for additional one-year periods after the initial two-year term unless either party gives the other party notice of non-renewal at least 12 months prior to the end of the applicable term. Mr. Smith’s annual base salary of $1.45 million is subject to annual performance-based review and upward adjustment, and he is eligible for an annual target incentive bonus of 100% of his annual base salary, depending on the achievement of performance criteria established by the Compensation Committee.

Pursuant to his original employment agreement entered into with the Company in September 2005, on January 6, 2006, Mr. Smith was granted (i) ten-year options to purchase 75,000 shares of Company common stock at their closing fair market value on January 6, 2006, exercisable 25% on the grant date and 25% per year thereafter; (ii) 40,000 restricted stock units, vesting on January 6, 2009; and (iii) 65,000 restricted stock units that would vest if the Company achieved a 2006 GAAP EPS target of at least $1.90. The Company subsequently achieved EPS of $2.12 for 2006, and the award of 65,000 restricted stock units was earned by Mr. Smith based on his continued employment through 2008. Mr. Smith became vested in the SERP as described below under “2008 Pension Benefits Table” and was credited with five years of service under such plan.

The employment agreement also includes general severance protections described below under “Additional Information Regarding Mr. Smith’s Employment Agreement and Post-Termination Payments.”

William W. Canfield.    In connection with the Company’s acquisition of TALX Corporation in May 2007, the Company assumed TALX Corporation’s obligations under an existing employment agreement entered into between TALX and Mr. Canfield on September 1, 1996, as amended on February 1, 2007 and further amended in September 2008 as noted below. Under the continuing provisions of this employment agreement, Mr. Canfield’s employment period is three years with automatic for one-year extensions unless either party provides written notice of nonrenewal 90 days prior to the September 1 anniversary date of the agreement. If Mr. Canfield’s employment is terminated without “cause” (including, without limitation, an uncured material breach of the agreement by him), or by Mr. Canfield for “good reason” (including, without limitation, an uncured material breach of the agreement by the Company, the reduction of his salary, benefits or other perquisites, failure by TALX to extend the expiration date of his agreement or to obtain a successor’s assumption of the Company’s obligations under the agreement), the Company would be obligated to pay Mr. Canfield his annual base salary plus a specified bonus and benefits over a three-year “Continuation Period.” If Mr. Canfield’s employment is terminated for “cause” (including without limitation material breach by him of the agreement, certain criminal acts involving moral turpitude or willful misconduct), or by him without “good reason,” he would be entitled to be paid his salary through the date of such termination, to receive an annual incentive bonus as determined by the Compensation Committee in its discretion, and to extend benefit coverage pursuant to any legal or contractual rights in benefit plans.

Mr. Canfield generally would be entitled to an additional “gross-up” payment in the event that any payments or distributions to him under the agreement are subject to excise taxes under Code Section 4999. In the event Mr. Canfield is subject to Code section 409A, any severance payments to him under the employment agreement would be delayed for six months or to the extent necessary to avoid adverse tax consequences under Code Section 409A.

Mr. Canfield’s employment agreement also includes change in control severance protections described below under “Additional Information Regarding Mr. Canfield’s Employment Agreement and Post-Termination Payments.”

2008 Amendments to Employment Contracts with Messrs. Smith and Canfield.    In September 2008, the Compensation Committee approved amendments to the employment agreements for Messrs. Smith and Canfield to change the definition of “annual bonus” for the purpose of calculating the executive’s termination compensation to reflect a recent Internal Revenue Service ruling holding that employment contracts generally do not satisfy Code Section 162(m) with respect to performance-based compensation requirements for Company expense deductions when the contract provides for a “deemed” satisfaction of the executive’s performance goals in the event of the executive’s termination.

Under Mr. Smith’s agreement, in the event of his separation of service as defined under Code Section 409A, or a Change in Control of the Company followed by Mr. Smith’s termination by the Company other than for Cause, Disability or death, or his voluntary termination for Good Reason (as such terms are defined in the agreement), he will receive, among other payments previously disclosed, (i) a cash payment for accrued annual bonus equal to the highest annual bonus earned under the Company’s executive bonus plan with respect to the three calendar years immediately preceding the date of termination, pro rated for the number of days in the current fiscal year through the date of termination; and (ii) a severance payment equal to his highest annual bonus earned under the executive bonus plan with respect to the three calendar years immediately preceding the year of termination (times a multiple of three in a Change of Control event).

Previously, Mr. Smith’s annual incentive-based payment was calculated based on (1) pro rated annual bonus earned for the year in which the termination occurs and (2) a severance payment of one year’s target bonus; in a Change in Control event, the severance payment included the greater of (i) the highest annual bonus paid to him or paid but deferred under the annual incentive plan, (ii) any earned, but unpaid, bonus accrued for his benefit under the annual incentive plan, or (iii) his highest target annual bonus under the annual incentive plan, whether or not earned, in each case with respect to the three calendar years immediately preceding the year in which the date of termination occurs (times a multiple of three).

Mr. Smith’s employment agreement also was amended (i) in accordance with the rules under Code Section 409A, to add a six-month delay in payment of termination compensation in the event that he is subject to Section 409A at the time of his termination, and to restrict the timing for payment of any tax gross-up amounts that may become due under the arrangement; (ii) to reflect his current minimum base annual salary of $1.45 million; (iii) to reflect the current term which runs through September 19, 2010, subject to automatic renewal for additional one-year periods unless either party gives notice of non-renewal at least 12 months prior to the applicable anniversary date; and (iv) to incorporate the terms of the existing change in control provisions of his employment agreement as modified for the annual incentive-based payment changes noted in the previous paragraph.

The employment agreement between Mr. Canfield and the TALX business unit of the Company was amended by the parties effective September 23, 2008, to comply with Code Section 409A. The amended agreement provides that if Mr. Canfield terminates the agreement for “good reason,” as defined in the agreement, he will receive the highest annual bonus earned under the annual incentive plan with respect to the three calendar years immediately preceding the year in which the termination occurs, payable over the Continuation Period. Previously, the annual bonus amount was based on Mr. Canfield’s estimated target annual incentive compensation for the year of termination.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

The following table summarizes information with respect to the number of securities underlying outstanding plan awards for each NEO as of December 31, 2008:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(1) ($)
R. Smith	56,250	18,750	(2)	0	38.10	1/6/2016	215,000	(5)	5,701,800	0	0
	36,666	73,334	(3)	0	41.22	2/7/2017
	0	125,000	(4)	0	33.88	2/8/2018

L. Adrean	22,500	7,500	(6)	0	37.54	11/1/2016	43,000	(9)	1,140,360	0	0
	10,000	20,000	(7)	0	41.22	2/7/2017
	0	31,000	(8)	0	33.88	2/8/2018

C. Rushing	18,750	6,250	(10)	0	37.00	5/11/2016	33,000	(13)	875,160	0	0
	9,000	18,000	(11)	0	41.22	2/7/2017
	0	28,000	(12)	0	33.88	2/8/2018

K. Mast	40,788			0	25.50	2/5/2012	24,000	(17)	636,480	0	0
	17,847			0	21.11	1/29/2013
	21,106			0	25.68	1/29/2014
	35,000			0	30.30	2/3/2015
	18,750	6,250	(14)	0	36.70	2/9/2016
	8,666	17,334	(15)	0	41.22	2/7/2017
	0	27,000	(16)	0	33.88	2/8/2018

W. Canfield	0	25,000	(18)	0	33.88	2/8/2018	10,000	(19)	265,200	0	0

(1)	Based on the closing price of the Company’s common stock as of December 31, 2008 ($26.52), as reported on the NYSE.

(2)	Options vest on January 6, 2009.

(3)	Options vest in equal installments of 36,667 on February 7, 2009 and February 7, 2010.

(4)	Options vest on February 8, 2009 (41,666), February 8, 2010 (41,667), and February 8, 2011 (41,667).

(5)	Restricted stock units vest on January 6, 2009 (40,000), February 7, 2010 (85,000), and February 8, 2011 (90,000).

(6)	Options vest on November 1, 2009.

(7)	Options vest in equal installments of 10,000 on February 7, 2009 and February 7, 2010.

(8)	Options vest February 8, 2009 (10,333), February 8, 2010 (10,333), and February 8, 2011 (10,334).

(9)	Restricted stock units vest on November 1, 2009 (14,000), February 7, 2010 (14,000), and February 8, 2011 (15,000).

(10)	Options vest on May 11, 2009.

(11)	Options vest in equal installments of 9,000 on February 7, 2009 and February 7, 2010.

(12)	Options vest February 8, 2009 (9,333), February 8, 2010 (9,333), and February 8, 2011 (9,334).

(13)	Restricted stock units vest on May 11, 2009 (10,000), February 7, 2010 (11,000), and February 8, 2011 (12,000).

(14)	Options vest on February 9, 2009.

(15)	Options vest on February 7, 2009 (8,667), and February 7, 2010 (8,667).

(16)	Options vest in equal installments of 9,000 on February 8, 2009, February 8, 2010, and February 8, 2011.

(17)	Restricted stock units vest on December 20, 2009 (14,000) and February 8, 2011 (10,000).

(18)	Options vest February 8, 2009 (8,333), February 8, 2010 (8,333), and February 8, 2011 (8,334).

(19)	Restricted stock units vest in on February 8, 2011 (10,000).

2008 OPTION EXERCISES AND STOCK VESTED

The table below sets forth information regarding stock option awards that were exercised, and restricted stock unit awards that vested, during 2008 for each of our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
R. Smith	0	0	149,942	4,743,488
L. Adrean	0	0	0	0
C. Rushing	0	0	0	0
K. Mast	3,894	44,314	14,000	357,840
W. Canfield	71,521	1,992,482	0	0

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

(2)	Amounts reflect the market value of the stock on the day the stock vested. These shares represent restricted stock units.

2008 PENSION BENEFITS TABLE

The table below shows the present value at December 31, 2008 of accumulated benefits payable to each of our NEOs at the earliest unreduced retirement age (age 60 or current age for executives over the age of 60), including the number of years of service credited to each NEO, under the Equifax Inc. Pension Plan, or EIPP, and the Supplemental Retirement Plan for Executives of Equifax Inc., or SERP. Age 60 is the earliest age at which a participant can begin receiving an unreduced early retirement benefit under the SERP. No pre-retirement mortality was assumed. Mr. Canfield is not eligible to participate in the EIPP or SERP.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
R. Smith	EIPP	3		41,600	0
	SERP	8	(1)	3,828,300	0

L. Adrean	EIPP	2		45,900	0
	SERP	2		265,900	0

C. Rushing	EIPP	3		53,800	0
	SERP	3		297,800	0

K. Mast	EIPP	8		235,300	0
	SERP	8		1,324,600	0

(1)	In order to compensate Mr. Smith for retirement benefits he forfeited upon leaving his previous employer, in 2005 Equifax credited five years of service to his SERP Account.

(2)	These values were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statement and include amounts which the NEO may not currently be entitled to receive because such amounts are not vested.

Retirement Plan.    The EIPP is our tax-qualified retirement plan available to all active salaried U.S. employees after they have attained age 21 and completed one year of service. The following summary of the EIPP is as of December 31, 2008. The EIPP was amended effective January 1, 2009, as described above in the Compensation Discussion and Analysis.

The EIPP provides benefits equal to 1% of “average earnings” times years of service plus 0.35% of average total earnings in excess of “covered compensation” multiplied by years of service (but not exceeding 36 years).

•

“Average earnings” is based on the highest paid 36 consecutive months of employment. Earnings considered are base salary plus annual incentives, up to a maximum of either 125% of base salary or base salary plus 75% of other earnings, whichever is greater. As a tax-qualified retirement plan, earnings are capped under Internal Revenue Service requirements. The cap in 2008 was $230,000.

•	“Covered compensation” is the average of Social Security taxable wage bases during the 35 years ending with the calendar year in which the participant attains Social Security retirement age.

The normal retirement age under the EIPP is age 65. However, a participant can retire early once they reach age 55 if they have five years of service under the plan or if they reach age 50 and their age plus service equals at least 75. The benefit would be reduced to reflect the early commencement of the benefit. Mr. Mast is currently eligible for early retirement.

The normal form of retirement benefit is a single life annuity providing monthly payments during the participant’s lifetime. Optional forms of benefit include a ten-year certain and life annuity and joint and survivor annuities. The ten-year certain and life benefit provides monthly payments for the participant’s lifetime with a minimum of 120 payments. If the participant dies prior to receiving all guaranteed payments, the remaining payments are made to the participant’s beneficiary. The joint and survivor annuities provide monthly payments during the participant’s lifetime with monthly payments to the surviving spouse after the participant’s death equal to 25%, 33%, 50%, 67%, 75%, or 100% (depending on the option selected) of the amount paid during the participant’s lifetime. The amount that the participant receives as an optional form of payment will be different from the normal form of payment, but in each instance that optional form of payment is the actuarial equivalent of the normal form (i.e., each form is of equal value based on actuarial assumptions used to convert the normal form of payment to the optional form).

Supplemental Retirement Plan.    The SERP covers the NEOs and other senior executive officers as designated by the Compensation Committee.

The SERP provides benefits that are supplemental to the EIPP benefits. The SERP provides an annual benefit equal to 2.5% of average total earnings multiplied by years of service as a senior executive officer, up to 10 years, plus 1.67% of average total earnings multiplied by years of service as a senior executive officer in excess of 10 years up to 20 years. For service as a senior executive officer in excess of 20 years or in a position other than as a senior executive officer, a participant receives a “restoration benefit” using a formula similar to that of the EIPP, without the IRS limits on compensation. In general, only actual years of service with us are credited for purposes of determining the SERP benefit. Pursuant to his employment agreement, Mr. Smith was credited with an additional five years of service under the SERP to make up for lost benefits at his former employer.

The benefit under the SERP is reduced by the benefit payable under the EIPP and is paid without regard to the limitations under Code Sections 401(a) and 415. However, the maximum aggregate benefit from both the SERP and the EIPP cannot exceed 50% of the executive’s average total earnings.

The normal retirement age under the SERP is age 65. However, a participant can retire early once they reach age 55 if they have five years of service under the plan, or if they reach age 50 and their age plus service equals at least 75. The benefit would be reduced to reflect the early commencement of the benefit. The benefit for senior executive officer service is unreduced at age 60, with reductions from age 60 for those who retire prior to age 60. The “restoration benefit” is reduced from normal retirement age to the participant’s early retirement age in the same manner as the EIPP. Mr. Mast is retirement-eligible. The normal form of benefit and optional forms of benefit are the same as those in the EIPP.

2008 NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth, for each NEO, information regarding his or her participation in our nonqualified deferred compensation plans in 2008. All of the balances relate to executives’ own deferred amounts invested in investment funds available to the general public. We do not make any additional contributions to such plans.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(2) ($)
R. Smith	0	0	0	0	0
L. Adrean	0	0	0	0	0
C. Rushing	40,677	0	2,680	0	143,388
K. Mast	111,905	0	13,167	0	609,602
W. Canfield	0	0	0	0	0

(1)	Amounts included in this column do not constitute above-market or preferential earnings and accordingly such amounts are not reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the 2008 Summary Compensation Table.

(2)	Other amounts reported in the “Aggregate Balance at Last FYE” column include amounts deferred by the executive and disclosed in the 2008 Summary Compensation Table for years prior to 2008, as follows: Mr. Mast, $0; and Ms. Rushing, $0.

We maintain two deferred compensation plans that allow for certain management employees to defer the receipt of compensation (such as salary, incentive compensation and/or stock from vested shares) until a later date based on the terms of the plans. The benefits under these deferred compensation plans are guaranteed by the assets of a grantor trust which, through our funding, purchased variable life insurance policies on certain consenting individuals, with this trust as beneficiary. The purpose of this trust is to ensure the distribution of benefits accrued by the participants of the deferred compensation plans in case of a change in control, as defined in the trust agreement.

Director and Executive Stock Deferral Plan.    This plan permits the NEOs and other eligible employees to defer taxes on gains realized from the vesting of restricted stock units. Participants may defer 25%, 50%, 75%, or 100% of the portion of the grant that is vesting. Stock deferrals track the performance of our common stock, without credit for dividends. The participant receives the right to a number of shares of deferred stock equal to any gain in the value of our common stock. In general, amounts deferred under the plan are not paid until the participant retires. However, participants may also establish up to two sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director or executive officer, referred to as a scheduled withdrawal. Amounts deferred are paid in our common stock, either in a lump sum or in annual installments over a period of up to 15 years for retirement distributions, or up to five years for a scheduled withdrawal. We make no contributions to this plan but pay all administrative costs and expenses.

Executive Deferred Compensation Plan.    This nonqualified plan is a tax deferred compensation program for a limited number of executives, including named executive officers, and provides a tax favorable vehicle for deferring annual compensation, including base salary and annual bonus. Under the plan, an executive may defer up to 75% of his or her base salary and up to 100% of any incentive payment. Amounts deferred are credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant from among several publicly-available investment funds. The plan does not offer any above-market or preferential rates of return to the named executive officers. Amounts deferred are paid, at the participant’s option, either in a lump sum or in annual installments over a period of up to 15 years for retirement or termination distributions, or up to five years for a scheduled withdrawal. We make no contributions to this plan but pay all administrative costs and expenses.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following tables summarize the value of potential payments and benefits that our NEOs would receive if they had terminated employment on December 31, 2008 under the circumstances shown. The tables exclude (1) amounts that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for 2008, and (2) vested account balances in our 401(k) Plan that are generally available to all of our active U.S. salaried employees. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.

RICHARD F. SMITH

Payment or benefit	Voluntary termination by named executive officer ($)	Termination by us for cause ($)		Termination by us without cause or by named executive officer with good reason ($)		Termination by us without cause or by the named executive officer with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	111,538	(1)	6,647,513	(2)	13,478,421	(3)	0	0		0
Pension/supplemental retirement plan(4)	3,869,900	3,869,900		3,869,900		3,869,900		0	3,869,900		2,439,200	(5)
Executive compensation deferral program(6)	0	0		0		0		0	0		0
Life insurance benefits	0	0		0		883,000	(7)	0	0		10,000,000	(9)
Disability benefits	0	0		0		1,044	(10)	0	992,500	(11)	0
Healthcare benefits	0	0		24,216	(12)	55,262	(13)	0	77,200	(15)	126,300	(16)
Perquisites and other personal benefits	0	0		0		50,000	(17)	0	0		0
Tax gross-up	0	0		0		4,288,009	(18)	0	0		0
Market value of stock options vesting on termination	0	0		0		0	(19)	0	0		0
Market value of restricted stock vesting on termination	0	0		0		5,701,800	(20)	0	5,701,800	(20)	5,701,800	(20)
Total:	3,869,900	3,981,438		10,541,629		28,327,436		0	10,641,400		18,267,300

LEE ADREAN

Payment or benefit	Voluntary termination by named executive officer ($)	Termination by us for cause ($)		Termination by us without cause or by named executive officer with good reason ($)		Termination by us without cause or by the named executive officer with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	35,135	(1)	70,269	(1)	3,097,697	(3)	0	0		0
Pension/supplemental retirement plan(4)	0	0		0		0		0	0		0
Executive compensation deferral program(6)	0	0		0		0		0	0		0
Life insurance benefits	0	0		0		378,000	(7)	0	0		3,000,000	(9)
Disability benefits	0	0		0		1,044	(10)	0	659,800	(11)	0
Healthcare benefits	0	0		0		55,262	(13)	0	112,000	(15)	127,400	(16)
Perquisites and other personal benefits	0	0		0		10,000	(17)	0	0		0
Tax gross-up	0	0		0		1,079,376	(18)	0	0		0
Market value of stock options vesting on termination	0	0		0		0	(19)	0	0		0
Market value of restricted stock vesting on termination	0	0		0		1,140,360	(20)	0	1,140,360	(20)	1,140,360	(20)
Total:	0	35,135		70,269		5,761,739		0	1,912,160		4,267,760

CORETHA M. RUSHING

Payment or benefit	Voluntary termination by named executive officer ($)	Termination by us for cause ($)		Termination by us without cause or by named executive officer with good reason ($)		Termination by us without cause or by the named executive officer with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	32,308	(1)	64,615	(1)	2,696,638	(3)	0	0		0
Pension/supplemental retirement plan(4)	351,600	351,600		351,600		351,600		0	351,600		202,100	(5)
Executive compensation deferral program(6)	143,388	143,388		143,388		143,388		143,388	143,388		143,388
Life insurance benefits	0	0		0		281,000	(7)	0	0		3,000,000	(9)
Disability benefits	0	0		0		1,044	(10)	0	953,600	(11)	0
Healthcare benefits	0	0		0		22,500	(13)	0	0	(15)	0	(16)
Perquisites and other personal benefits	0	0		0		10,000	(17)	0	0		0
Tax gross-up	0	0		0		897,051	(18)	0	0		0
Market value of stock options vesting on termination	0	0		0		0	(19)	0	0		0
Market value of restricted stock vesting on termination	0	0		0		875,160	(20)	0	875,160	(20)	875,160	(20)
Total:	494,988	527,296		559,603		5,278,381		143,388	2,323,748		4,220,648

KENT E. MAST

Payment or benefit	Voluntary termination by named executive officer ($)		Termination by us for cause ($)		Termination by us without cause or by named executive officer with good reason ($)		Termination by us without cause or by the named executive officer with good reason following a change in control ($)		Retirement ($)		Disability ($)		Death ($)
Severance payments	0		63,323	(1)	158,308	(1)	2,501,852	(3)	0		0		0
Pension/supplemental retirement plan(4)	1,559,900		1,559,900		1,559,900		1,559,900		1,559,900		1,559,900		834,800	(5)
Executive compensation deferral program(6)	609,602		609,602		609,602		609,602		609,602		609,602		609,602
Life insurance benefits	0	(8)	0		0	(8)	0	(8)	0	(8)	0	(8)	3,000,000	(9)
Disability benefits	0		0		0		1,044	(10)	0		450,800	(11)	0
Healthcare benefits	0		0		0		44,995	(13)	34,000	(14)	34,000	(15)	34,000	(16)
Perquisites and other personal benefits	0		0		0		10,000	(17)	0		0		0
Tax gross-up	0		0		0		0	(18)	0		0		0
Market value of stock options vesting on termination	0		0		0		0	(19)	0		0		0
Market value of restricted stock vesting on termination	0		0		636,480	(20)	636,480	(20)	636,480	(20)	636,480	(20)	636,480	(20)
Total:	2,169,502		2,232,825		2,964,290		5,363,873		2,839,982		3,290,782		5,114,882

WILLIAM W. CANFIELD

Payment or benefit	Voluntary termination by named executive officer ($)	Termination by us for cause ($)		Termination by us without cause or by named executive officer with good reason ($)		Termination by us without cause or by the named executive officer with good reason following a change in control ($)		Retirement ($)		Disability ($)		Death ($)
Severance payments	0	0	(1)	3,251,250	(2)	14,842,358	(3)	0		0		0
Pension/supplemental retirement plan(4)	0	0		0		0		0		0		0
Executive compensation deferral program(6)	0	0		0		0		0		0		0
Life insurance benefits	0	0		0		0		0		0		7,000,000	(9)
Disability benefits	0	0		0		0		0		120,000	(11)	0
Healthcare benefits	0	0		22,495	(12)	22,495	(13)	0		0	(15)	0
Perquisites and other personal benefits	0	0		0		12,500	(17)	0		0		0
Tax gross-up	0	0		0		3,157,674	(18)	0		0		0
Market value of stock options vesting on termination	0	0		0		0	(19)	0		0		0
Market value of restricted stock vesting on termination	0	0		265,200	(20)	265,200	(20)	265,200	(20)	265,200	(20)	265,200	(20)
Total:	0	0		3,538,945		18,300,227		265,200		385,200		7,265,200

(1)	Reflects a lump sum severance payment under the broad-based Equifax Inc. Severance Plan described below. Mr. Canfield was ineligible for both the Equifax Severance Plan and the TALX Severance Plan as of December 31, 2008.

(2)	For Mr. Smith, reflects a lump sum severance payment under the broad-based Equifax Inc. Severance Plan, and under his employment agreement, equal to the product of twenty (the number of months remaining on his employment contract) and one-twelth of the sum of his annual base salary and the highest annual bonus earned by him under the Company’s annual incentive plan over the three calendar year period preceding the year in which the date of termination occurs. For Mr. Canfield, reflects the severance payments under his employment agreement, equal to three times his annual base salary and the highest annual bonus earned by him under the Company’s annual incentive plan over the three calendar year period preceding the date of termination

(3)	Reflects the value of lump sum severance payment and additional retirement benefit pursuant to an employment agreement (Mr. Smith) or Tier I Change in Control Agreement. for all other NEOs except Mr. Canfield. For Mr. Canfield, reflects the severance payments under his employment agreement, equal to one dollar less than an amount equal to three times his five year average annual pay as reported in Box 1 of his Form W-2.

(4)	Reflects pension benefits as described under the 2008 Pension Benefits Table, including commencement at the earliest age for unreduced retirement (age 60 or current age of executives over 60), mortality based on the RP-2000 Combined Healthy table published by the Society of Actuaries, and discount rate of 6.22%.

(5)	Reflects the present value of the death benefit payable to a surviving spouse at the decedent’s earliest retirement age (age 55 or current age, if later).

(6)	Reflects amounts previously earned but deferred by the NEO, as described above under the 2008 Nonqualified Deferred Compensation Table.

(7)	Reflects the present value of such life insurance benefits at December 31, 2008 determined (a) assuming executive’s current level of coverage, (b) based on our current cost of providing such benefits and assuming such costs do not increase during benefits continuation period, (c) assuming we pay such costs throughout the benefit continuation period in the same manner as we currently pay such costs, (d) assuming mortality according to the RP-2000 Combined Health mortality table published by the Society of Actuaries, and (e) applying a discount rate of 6.22% per annum. As of December 31, 2008, the insurance policies for Mr. Mast were fully paid up and no additional premiums are due.

(8)	Mr. Mast is covered under a collateral assignment life insurance agreement. This value represents the cash surrender value of the policy as of December 31, 2008 in the amount of $533,004 less the recoupment of Company’s premiums paid since policy inception in the amount of $553,986, but not less than zero.

(9)	Reflects the executive life insurance benefit payable assuming the executive’s death occurred on December 31, 2008. We also maintain a travel and accidental death insurance policy for most employees, including executive officers that would provide an additional $1 million benefit payable to the executive’s estate if executive’s death occurred during Company-related travel.

(10)	Reflects the value (without discounting) of the executive’s disability benefit premiums as of December 31, 2008 determined (a) based on our current costs of providing such benefits and assuming such costs do not increase during the benefit continuation period, and (b) assuming we pay such costs throughout the benefit continuation period in the same manner as we currently pay such costs.

(11)	Reflects the present value of the executive’s disability income benefits as of December 31, 2008 determined (a) assuming full disability at December 31, 2008 and continuing through age 65 for those under age 60, for 60 months for those between ages 60 and 65, and to age 70 for those over age 65, (b) assuming mortality according to the RP-2000 Disabled Retiree mortality table published by the Society of Actuaries, and (c) applying a discount rate of 6.22% per annum. For Mr. Canfield, who is age 70, disability income benefits under the Company’s long-term disability plan would be limited to a maximum of twelve months of payments at $10,000 per month.

(12)	Pursuant to Mr. Smith’s employment agreement, this amount reflects the present value of 18 months of family PPO health, dental and vision coverage using our COBRA premium rate (and the same inflation assumptions described in footnote 13 below), discounted at an interest rate of 6.22%.

(13)	Reflects the present value of group health and dental benefits and a 401(k) Plan employer match equivalent for three years assuming executive’s employment had been terminated on December 31, 2008, determined (a) assuming continuation coverage in our group health and dental plans, (b) based on current COBRA coverage rates for 2009 and assuming 10 to 11% annual inflation in cost of medical coverage for the ensuing three years, (c) assuming executive pays premiums for such coverage throughout the benefit continuation period in the same manner as if he were an active employee, and (d) applying a discount rate of 6.22% per annum. Includes a 401(k) Plan employer match equivalent of $22,500, calculated as a lump sum value (undiscounted) of 3% of pay (limited to government compensation limit) over the ensuing three years.

(14)	Reflects the present value of health benefits provided to the executive and spouse from the retiree medical plan applying assumptions used in the Company’s financial statement disclosure.

(15)	Reflects the actuarial present value of the employer cost of providing continuation medical coverage assuming disablement at December 31, 2008, with coverage until the earlier of 36 months and age 65, determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements under SFAS 112. For those NEOs who would be retirement eligible upon disablement, reflects the actuarial present value of the employer cost of providing continuation medical coverage under the retiree medical program, determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements under SFAS 106.

(16)	Reflects the actuarial present value of the employer cost of providing surviving spouse continuation medical coverage for a period of 12 years from the employee’s date of death, or, if earlier, employee’s age 65, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements under SFAS 112. For those NEO’s who would be retirement eligible at death, reflects the actuarial present value of the employer cost of providing surviving spouse continuation medical coverage under retiree medical program, determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements under SFAS 106.

(17)	Reflects the estimated cost to us of continuing financial planning and tax services for one year.

(18)	Equifax will provide the executive with a gross-up payment for federal and state income taxes and federal excise taxes imposed on any “excess parachute payment.”

(19)	Pursuant to our stock option plans, executive would become immediately vested in all outstanding stock options. This value reflects the difference between the closing stock price on December 31, 2008 ($26.52) and the exercise price of all outstanding unvested options.

(20)	Pursuant to our 2008 Omnibus Incentive Plan and previous stock benefit plans, executive would become immediately vested in all outstanding restricted stock units. The value reflects the value of the units using the closing share price as of December 31, 2008 ($26.52).

Payments Made Upon Termination

Regardless of the manner in which an NEO’s employment terminates, the executive is entitled to receive amounts earned during executive’s term of employment. These amounts include:

•	annual incentive compensation earned during the fiscal year;

•	vested shares awarded under the 2008 Omnibus Incentive Plan or previous stock benefit plans;

•	amounts contributed under the 401(k) Plan and executive compensation deferral programs; and

•	accrued vacation pay and amounts accrued and vested under the Company’s retirement plan and supplemental retirement plan.

Equifax Inc. Severance Plan.    Under this plan, full-time U.S. salaried employees are eligible for a severance benefit in the event their employment is terminated because of the elimination of their position, unless they were offered replacement employment as defined in the plan; their office is relocated to a place requiring a commute more than 35 miles longer than their prior commute; or they are terminated due to inability or failure to meet job expectations, provided the employee signs a general release of claims. The amount of the severance benefit is determined based on the employee’s length of service and base salary. In general, for job elimination or relocation, an eligible non-exempt employee is entitled to a severance benefit of two weeks of base salary for his or her first four years of service plus one week for each year of service thereafter, subject to a maximum of 26 weeks of pay; exempt employees receive four weeks of severance for any portion of their first year of service plus two weeks for each year of completed service, up to 52 weeks. Termination for inability or failure to meet job expectations of eligible non-exempt employees entitles the employee to two weeks of severance for less than ten years of service, four weeks of severance if they have at least ten but less than 15 years of service, and six weeks of severance if they have 15 or more years of service; for exempt employees, four weeks of severance for less than five years of service, eight weeks of severance for at least five but less than 10 years of service, and 12 weeks of severance for 10 or more years of service.

Payments Made Upon Retirement

In the event of the retirement of an NEO, in addition to the items identified above, the executive will:

•	continue to vest in all outstanding stock options and retain such options for the lesser of five years or the remainder of the outstanding 10-year term;

•	be entitled to receive a prorated share of any performance-based stock grant upon completion of such performance milestones;

•

continue to receive medical benefits for life (assuming the plan is not terminated and the executive is eligible and pays applicable premiums), including benefits for his dependents, as applicable, pursuant to the terms of the Company’s retiree medical plan;

•	continue to receive executive life insurance benefits; and

•	receive reimbursement by the Company for up to $10,000 of financial planning and tax services incurred in the subsequent year ($50,000 in the case of the CEO).

Payments Made Upon Death or Disability

In the event of the death or disability of an NEO, in addition to the benefits listed under the previous two headings, the executive will receive benefits under the Company’s disability plan or payments under the Company’s group life insurance plan and executive life insurance plan, as appropriate.

Payments Made Upon a Change of Control

In October 2008, the Compensation Committee approved a new form of Tier I change in control agreement (the “New CIC Agreement”) with the NEOs (other than Messrs. Smith and Canfield, who have change in control provisions in their respective employment agreements as described below). The New CIC Agreement replaced existing change-in-control agreements between the Company and Messrs. Adrean and Mast and Ms. Rushing (the “Prior CIC Agreements”).

As with the Prior CIC Agreements, the New CIC Agreements provide that each executive will be an at-will employee of the Company entitled to receive certain payments and benefits in the event of an employment termination after a change in control of the Company. The changes primarily: (i) change the initial term of the agreement from five years, with automatic renewal thereafter for successive five-year periods unless notice of non-renewal is given by the Company at least 60 days prior to January 1 of a given renewal year, to an initial term of three years with similar renewal provisions; (ii) refine or clarify certain definitions contained in the Prior CIC Agreements (such as “Cause,” “Good Reason” and include a cure period for the Company for unintended triggering of the New CIC Agreements; (iii) clarify that in a Change in Control event, the executive will receive a lump sum severance payment based on up to five years additional credit under the SERP, but not also under the qualified defined benefit retirement plan; (iv) add a six-month delay in payment in the event that the executive is subject to Code Section 409A at the time of termination; (v) add release of claims, one-year non-compete, non-disparagement and confidentiality provisions in favor of the Company; (vi) in accordance with the rules under Code Section 409A, restrict the timing for any tax gross-up amounts that may become due under the agreements; (vii) require the executive to prevail on at least one material claim to recover his or her legal fees and expenses in a lawsuit brought to enforce the executive’s rights under the New CIC Agreement; and (viii) change the calculation of the bonus portion of the severance payment in the same manner described below for Messrs. Smith and Canfield.

The New CIC agreements provide that if an executive’s employment is terminated within three years following a change in control (other than termination by Equifax for cause or by reason of death or disability), or if the executive terminates his or her employment in certain circumstances defined in the agreement which constitute “good reason,” in addition to the benefits listed above under “Payments Made Upon Termination,” the NEO will receive:

•

a cash payment for accrued annual bonus equal to the highest annual bonus earned under the Company’s executive bonus plan with respect to the three calendar years immediately preceding the date of termination, pro rated for the number of days in the current fiscal year through the date of termination;

•

a severance payment equal to his highest annual bonus earned under the executive bonus plan with respect to the three calendar years immediately preceding the year of termination (times a multiple of three in a Change of Control event);

•

a lump sum severance payment, in addition to the benefits accrued under the Company defined benefit retirement plan or supplemental retirement plan (collectively, the “Retirement Plan”), in an amount actuarially equivalent to the executive’s benefits under the Retirement Plan with the following adjustments: (a) executive will be treated as if 100% vested under the Retirement Plan regardless of actual years of credited service; (b) executive will be credited with up to five additional years of service with respect to any supplemental retirement plan, in an amount equal to what the executive would have earned if executive had remained a Company employee until age 62; (c) executive’s final average earnings will be determined using the highest monthly rate of base salary in effect during the 12 months preceding executive’s termination plus the executive’s highest annual bonus paid to him or paid but deferred with respect to the three calendar years prior to the executive’s termination (regardless of any earnings limitations under the defined benefit retirement plan or governmental regulations applicable to such plan); and (d) the monthly retirement benefit so calculated shall be reduced by an amount equal to the monthly retirement benefit payable to executive under the Retirement Plan;

•	continuation of executive’s group health, dental, vision, life, disability and similar coverages for three years;

•	upon satisfaction of requirements for coverage prior to the three-year benefit continuation period, the Company’s retiree medical coverage program for life; and

•

participation in the 401(k) Plan for a three-year period, assuming the executive had made maximum contributions (if the Company cannot contribute these additional amounts because of the terms of the 401(k) Plan or applicable law, the Company will pay the executive a lump sum payment equal to the additional amounts the Company would have been required to contribute).

Generally, pursuant to the agreements, a change in control is deemed to occur:

•	upon an accumulation by any person, entity or group of 20% or more of the combined voting power of our voting stock;

•	a business combination resulting in the shareholders immediately prior to the combination owning less than two-thirds of the common stock and combined voting power of the new company;

•	a sale or disposition of all or substantially all of our assets; or

•	a complete liquidation or dissolution of the Company.

“Good reason” under the New CIC Agreements means (i) a reduction in the executive’s base salary or material diminution of annual bonus opportunity, or failure to continue in effect benefits under the Company’s retirement compensation or other benefit plans; (ii) a requirement that the executive be based at a location more than 35 miles from his or her principal work location prior to the change of control; or (iii) assignment of duties inconsistent with his or her position prior to the change of control, or a substantial change in the nature of executive’s responsibilities. “Cause” generally means the executive has (a) willfully failed to substantially perform his or her duties to us (other than resulting from physical incapacity or mental illness) or (b) willfully engaged in misconduct that is materially injurious to the Company.

Benefits payable under the New CIC Agreements and other Company compensation or benefit plans are not reduced to satisfy the limits of Code Section 280G, or similar state or local tax imposed on such payments. As a result, any payments the executive receives will be increased, if necessary, so that after taking into account all taxes he or she would incur as a result of those payments, the executive would receive the same after-tax amount he or she would have received had no excise tax been imposed under Code Section 4999. No payments have been made to any NEO under these agreements.

The New CIC Agreements added confidentiality provisions during the NEO’s employment and for two years after termination of employment. The agreement also subjects the executive to certain non-compete and non-solicitation obligations during the term of employment with the Company and for a one-year period following termination of employment.

Change in Control and Termination Provisions of Other Plans

Annual Incentive Plan.    Under the AIP, a named executive officer would forfeit his award if he voluntarily terminated his employment other than for good reason (as defined in the AIP) prior to year-end or if he is terminated by us for cause (as defined in the AIP). However, the executive would receive a pro rata award under the plan if executive’s employment is terminated prior to year end as a result of death, disability, normal retirement or full early retirement, or involuntarily terminated by the Company without cause or voluntarily terminated by him for good reason. If there is a change in control event and a named executive officer is terminated without cause or terminates for “good reason,” payments for annual incentive opportunities would be made to the executive in the manner described above under “Payments Made Upon a Change in Control.”

2008 Omnibus Incentive Plan.    Although subject to the discretion of the Compensation Committee, under the 2008 Omnibus Incentive Plan and applicable award agreements, stock option grants have historically provided that options are not exercisable after a participant terminates employment with the Company, unless the termination was the result of the participant’s death, disability, retirement, or job elimination. Under the plan, an executive’s stock options which have not yet been exercised will become immediately vested and exercisable and restricted stock units will vest if a change in control (as defined in such plan) of the Company occurs while such executive is an employee of the Company.

Additional Information Regarding Mr. Smith’s Employment Agreement and Post-Termination Payments

If Mr. Smith’s employment is terminated while his employment agreement with the Company is in effect (a) by us other than for “cause” or disability, or (b) by Mr. Smith for “good reason,” we will pay Mr. Smith the following, which we refer to as the accrued obligations:

•	his base salary through the date of termination;

•	a pro rata bonus for the year of termination;

•	accrued pay in lieu of unused vacation; and

•	any unvested compensation.

We will also pay Mr. Smith a severance payment equal to the sum of his base salary and his highest annual bonus over the preceding three calendar years. The Company will provide COBRA health insurance continuation coverage for 18 months.

If Mr. Smith’s employment is terminated by reason of his death, disability or retirement, Mr. Smith will receive his accrued obligations. If Mr. Smith’s employment is terminated by the Company for cause or by Mr. Smith without good reason, he will receive his accrued obligations (excluding the pro rata bonus).

Mr. Smith’s employment agreement governs his benefits upon the occurrence of a change in control of the Company. Benefits payable under the employment agreement are not reduced to satisfy the limits of Code Section 280G, or similar state or local tax imposed on such payments. As a result, any payments Mr. Smith receives will be increased, if necessary, so that after taking into account all taxes he would incur as a result of those payments, he would receive the same after-tax amount he would have received had no excise tax been imposed under Code Section 4999.

Mr. Smith’s employment agreement contains confidentiality provisions during employment and for two years after termination of employment. The agreement also subjects Mr. Smith to certain non-compete and non-solicitation obligations during the term of employment with the Company and for a one-year period following termination of employment.

“Cause” for this purpose generally means:

•	willful and continued failure to perform substantially his duties with us (other than any such failure resulting from incapacity due to physical or mental illness);

•	intentional violation of our Code of Ethics or Insider Trading Policy; or

•	commission of, or a plea of guilty or no contest relating to, a felony or crime involving moral turpitude.

“Good Reason” for this purpose generally means:

•

demotion from the position of chief executive officer or a material diminution in his authority, duties or responsibilities in such position, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by us promptly after receipt of notice thereof given by Mr. Smith;

•	a reduction in base salary, target bonus or maximum bonus opportunity;

•	we require Mr. Smith to be based more than 35 miles from our principal executive offices in Atlanta, Georgia;

•	any failure by us to require a successor to comply with the agreement; and

•	any material breach by us of any other material provision of the employment agreement (e.g., failing to pay promised amounts).

Additional Information Regarding Mr. Canfield’s Employment Agreement and Post-Termination Payments

Under Mr. Canfield’s amended employment agreement, if, within 12 months of a “Change of Control” of the Company, Mr. Canfield is terminated or resigns under certain circumstances, he will be entitled to (i) a lump-sum cash payment equal to $1 less than three times an amount equal to the average annual compensation received by Mr. Canfield from the Company reported on his Form W-2 for the five calendar years preceding the calendar year of the Change of Control and (ii) the continuation of certain health insurance benefits for a three-year period. Additionally, the Company has agreed to make certain “gross-up” payments in the event any excise taxes are imposed pursuant to Code Section 4999, related to the amended employment agreement.

The term “Change of Control”, as used in Mr. Canfield’s agreement, shall mean a change of control of a nature that would be required to be reported in a Current Report on Form 8-K, as in effect on the date of the agreement, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, or any comparable successor provisions. Without limiting the foregoing, a “Change of Control” shall also include, without limitation, (i) the purchase or other acquisition by any person or group of beneficial ownership of 25% or more of either the then outstanding shares of common stock or the combined voting power of our then outstanding voting securities entitled to vote in the election of directors, (ii) when individuals who, as of the date of the employment agreement, constitute the Board of Directors of the Company cease for any reason to constitute at least two-thirds of the Board, provided that generally persons who are approved by the incumbent Board will be deemed a member thereof, and (iii) approval by the shareholders of the Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of our assets.

EQUITY COMPENSATION PLAN INFORMATION

The table below summarizes our equity information as of December 31, 2008. Information is included for equity compensation plans approved by Equifax’s shareholders and equity compensation plans not approved by our shareholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)		Weighted-average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,251,936	(3)	$29.89	20,740,012	(4)
Equity compensation plans not approved by security holders	1,170,055		$18.61	0
Total	6,421,991		$27.84	20,740,012

(1)	This column does not reflect options assumed in acquisitions when the plans governing the options will not be used for future awards.

(2)	This column does not reflect the exercise price of shares underlying the assumed options referred to in Footnote 1 of this table.

(3)	Represents options to purchase shares under the 2008 Omnibus Incentive Plan.

(4)	Represents shares available for future issuance under the 2008 Omnibus Incentive Plan. This number includes approximately 8,641,672 shares that are available for issuance pursuant to grants of full-value stock awards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Equifax has adopted specific policies and procedures regarding Board of Directors review and approval or ratification of certain transactions between Equifax and its directors, executive officers and others. See the discussion under the caption “Review of Related-Person Transactions” on page 5 of this Proxy Statement.

SunTrust Banks.    L. Phillip Humann was Executive Chairman of the Board of SunTrust Banks, Inc., or SunTrust, until April 2008. The amounts Equifax paid to SunTrust in 2008 were less than 1% of SunTrust’s gross revenue for the last fiscal year. All loans were in the ordinary course of business, on the same terms as would be received by a non-related party and did not involve more than a normal risk of collectibility or other unfavorable features.

•

We paid SunTrust $4.1 million during the twelve months ended December 31, 2008 for various services including lending, foreign exchange, debt underwriting, cash management, trust and investment management.

•	We also provide credit information services to SunTrust, as a customer, from whom we recognized revenue of $6.6 million during the twelve months ended December 31, 2008.

•

We have an $850.0 million senior unsecured revolving credit agreement with a group of banks, of which SunTrust is committed to lend $115.0 million. At December 31, 2008, SunTrust’s portion of the outstanding borrowings under this facility totaled $56.8 million.

•	SunTrust is the holder of our $10.1 million mortgage obligation on the facility that houses our Atlanta, Georgia data center, which we acquired on July 26, 2007.

•	SunTrust provides a $29.0 million synthetic lease facility related to our Atlanta corporate headquarters building. As of December 31, 2008, the amount of this facility was $29.0 million.

•

A subsidiary of SunTrust, AMA/Lighthouse, Inc., owned a 24.9% minority interest in Lighthouse Investment Partners, L.L.C., which provided investment management services for Equifax’s U.S. Retirement Income Plan, or USRIP. SunTrust sold its minority interest in January 2008. As of December 31, 2008 a total of $30.1 million of USRIP assets was managed by this former subsidiary of SunTrust.

•	SunTrust is a dealer under our commercial paper program. Fees paid to the dealers related to our issuance of commercial paper were not material during 2008.

In making the determination that this relationship is not material and does not prevent Mr. Humann from being an independent director, the Board took into account the fact that the fees paid to SunTrust are comparable to those paid to other banks for similar services and that the amount of fees paid to SunTrust is insignificant to both Equifax and SunTrust.

Fidelity National Information Services, Inc.     Lee A. Kennedy, who retired as a director of Equifax in September, 2008, is President, Chief Executive Officer and a director of Fidelity National Information Services, Inc., or FNIS. Mr. Kennedy served as Chairman and Chief Executive Officer of Certegy Inc. from February 2002 until February 1, 2006, when Certegy merged with FNIS. Certegy was spun off to Equifax’s shareholders in 2001. Equifax sells telecommunication credit information reports and customer portfolio reviews to FNIS. In 2008, Equifax paid $12.1 million to FNIS for customer service and disclosure notification, printing and mailing services. In February, 2008, Equifax paid $6.0 million to FNIS to acquire certain mortgage credit reporting assets (and assume certain liabilities) of a wholly owned subsidiary of FNIS. The 2008 transactions were less than 1% of FNIS’s gross revenue for the last fiscal year. In making the determination that this relationship was not material and did not prevent Mr. Kennedy from being an independent director, the Board took into account the fact that the fees paid to FNIS are comparable to those paid to other firms for similar services and assets and that the amount of fees paid to FNIS is insignificant to both Equifax and FNIS.

Thomson Reuters.    Robert D. Daleo is Executive Vice President and Chief Financial Officer of Thomson Reuters, which provides certain financial market data to Equifax. In 2008, Equifax paid approximately $138,000 to Thomson Reuters for these services, which was less than 1% of Thomson Reuters’ gross revenue for the last fiscal year. In making the determination that this relationship is not material and does not prevent Mr. Daleo from being an independent director, the Board took into account the fact that the fees paid to Thomson Reuters are comparable to those paid to other firms for similar services and that the amount of fees paid to Thomson Reuters is insignificant to both Equifax and Thomson Reuters.

FMR LLC.    FMR LLC beneficially owned approximately 13.17% of the outstanding shares of Equifax common stock as of March 3, 2009. An affiliate of FMR LLC, Fidelity Investments Institutional Services Company, Inc., or Fidelity, acts as the third party administrator for the Company’s 401(k) Plan. The Company paid Fidelity approximately $30,200 in fees for administrative and ancillary services in 2008. Additionally, entities affiliated with FMR LLC benefit from fees incurred by the plan participants on balances invested in mutual funds through the plan.

William W. Canfield Family Trust.    The Compensation Committee in 2008 approved the release of the Company’s rights under collateral assignments on two “split dollar” life insurance arrangements that TALX had in place for a number of years on the life of William W. Canfield, a director and executive officer of Equifax, and the transfer of a “key-man” life insurance policy to Mr. Canfield’s family trust. The value of the “key-man” policy on its transfer to Mr. Canfield ($68,900) has been included in his income for 2008 and is reflected in the 2008 Summary Compensation Table on page 32. The “split-dollar” policies were not believed to provide any cash value benefits to the Company, as the annual premiums paid were relatively small. Subsequently, after further review by Equifax of the specific terms of these policies and new information regarding the face amount, annual premiums and other pertinent information, the Company determined that there was a buildup of value over time of approximately $280,000 in these policies. Mr. Canfield’s family trust repaid these amounts to the Company in September 2008.

The Company continues to pay the annual premiums on the “split-dollar” policies described above (and certain other life insurance covering Mr. Canfield) and these premium amounts ($52,566 in 2008) are included in his income each year and grossed-up for taxes. Mr. Canfield is solely responsible for the premiums on the “key-man” policy.

James W. Canfield.    Mr. James W. Canfield, son of Mr. William W. Canfield, an executive officer and director of the Company, is employed by TALX Corporation. TALX became a wholly owned subsidiary upon its acquisition by the Company on May 15, 2007. Mr. James W. Canfield is employed by TALX in a non-executive position as Senior Director of Complementary Services, has a current annual salary of $151,000 and received a bonus of $53,638 for 2008, based on achievement of corporate goals, and was granted 750 restricted stock units and 2,400 nonqualified stock options. Mr. Canfield is also eligible annually for a long-term incentive award. Both the bonus and long-term incentive awards are granted under standard corporate compensation plans. Mr. Canfield’s compensation is similar to that paid for comparable positions at the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of the common stock of Equifax, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Equifax common stock. Equifax assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. The Company believes that alI Section 16(a) filing requirements applicable to such individuals were complied with in 2008.

SHAREHOLDER PROPOSALS AND NOMINATIONS

If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2010 annual meeting of shareholders, including a proposal to nominate a person as a director, the proposal must comply with Regulation 14A of the SEC and be received by the Corporate Secretary of the Company on or before November 20, 2009. Shareholder proposals to be presented at the 2010 annual meeting of shareholders which are not to be included in the Company’s proxy materials also must be received by the Company by that date and otherwise in accordance with the procedures in our Bylaws.

GENERAL INFORMATION

Financial Information

Detailed financial information for Equifax and its subsidiaries for its 2008 fiscal year is included in the Equifax 2008 Annual Report that is being provided to shareholders together with this Proxy Statement.

Obtaining Another Set of Proxy Materials

This Proxy Statement and our 2008 Annual Report can be viewed on (and printed from) our website at www.equifax.com/about_equifax/en_us. If you wish to receive a paper copy of our Annual Report or Proxy Statement, you may contact us by telephone at (404) 885-8000 and request to be connected to the Office of Corporate Secretary, via the Internet at corpsec@equifax.com, or write to: Equifax Inc., Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302.

Obtaining Electronic Delivery of Proxy Materials in the Future

Most shareholders may elect to receive future proxy statements and annual reports electronically via e-mail or the Internet instead of receiving paper copies in the mail. If you are a shareholder of record, you may choose this electronic delivery option on our Internet website, (http://www.equifax.com/investor_center/en_us), by marking the appropriate box on your proxy card or by following the instructions provided when you vote over the Internet or by telephone. Active employees of Equifax who hold Equifax stock in employee stock plan accounts or are shareholders of record generally receive their proxy materials by electronic delivery to their business e-mail accounts.

If you hold your shares beneficially in street name, it is likely that you will have the option to choose future electronic delivery of proxy materials when you vote over the Internet or by telephone. Otherwise, please contact your broker or other intermediary holder of record for further information regarding electronic delivery of proxy materials.

Shareholders who receive their proxy materials electronically receive an e-mail message with instructions on how to access the proxy statement and annual report and vote. If you have chosen to receive proxy materials electronically, your choice will remain in effect until you revoke it.

Householding

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information the shareholders receive and lower printing and mailing costs for companies. Equifax and certain intermediaries are householding proxy materials for shareholders of record in connection with the Annual Meeting. This means that:

•	Only one Annual Report and Proxy Statement will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary;

•

You can contact Equifax by calling (404) 885-8000 and asking to be connected to the Office of Corporate Secretary, by writing to Equifax Inc., Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, or via the Internet at corpsec@equifax.com to request a separate copy of the Annual Report and Proxy Statement for the 2009 Annual Meeting and for future meetings or, if you are currently receiving multiple copies, to receive only a single copy in the future or you can contact your bank or broker to make a similar request; and

•

You can request delivery of a single copy of Annual Reports and Proxy Statements from your bank or broker if you share the same address as another Equifax shareholder and your bank or broker has determined to household proxy materials.

Solicitation of Proxies

Equifax will pay the cost of preparing the proxy materials and soliciting proxies. Equifax will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to, and obtaining voting instructions from, beneficial owners of Equifax common stock.

In addition to this mailing, proxies may be solicited on behalf of Equifax by our directors, officers, employees or agents by mail, in person or by telephone, facsimile or other electronic means. We have retained Laurel Hill Advisory Group, LLC as our agent to assist in the proxy solicitation at a fee of approximately $6,500, plus expenses. If any of our directors, officers and other employees assist in soliciting proxies, they will not receive additional compensation for those services.

Explanation of Financial Measures

Information on how Equifax calculates the Adjusted EPS performance referenced on pages 21, 23, and 25-27 of the Compensation and Analysis in this Proxy Statement is disclosed on our website at www.equifax.com/investor_center/en_us. For further information regarding TALX pro forma operating income for 2007 referenced on page 26 in this Proxy Statement, see Note 2 to Equifax’s Consolidated Financial Statements included in Equifax’s Annual Report on Form 10-K for the year ended December 31, 2008.

Appendix A

Equifax Inc.

Guidelines for Determining the Independence of Directors

The Board of Directors of Equifax Inc. (“Equifax”) believes that a majority of its members should be independent non-employee directors. The Board annually reviews all commercial and charitable relationships that directors may have with Equifax to determine whether our directors are, in fact, independent. To assist it in determining director independence, the Board has established the following guidelines that are consistent with the current listing standards of the New York Stock Exchange:

•	A director will not be considered independent if, within the preceding three years,

-	the director was an employee of, or an immediate family member of the director was an executive officer of, Equifax;

-

the director, or an immediate family member of the director, has received during any 12-month period more than $120,000 in direct compensation from Equifax, other than director and committee fees and pension or other forms of deferred compensation for prior service to Equifax (provided such compensation is not contingent in any way on continued service);

-

the director, or an immediate family member of the director, is or was employed as an executive officer of another company where any of Equifax’s present executive officers at the same time serves or served on that company’s Compensation Committee; or

-

the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Equifax for property or services in an amount which exceeds or exceeded the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•

A director will not be considered independent if (i) the director is a current partner or employee of the firm that is Equifax’s internal or external auditor; (ii) the director has an immediate family member who is a current partner of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on Equifax’s audit within that time.

•	The following commercial or charitable relationships will not, by themselves, impair a director’s independence:

-

a director is an executive officer of another company which is indebted to Equifax, or to which Equifax is indebted, and the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the company he or she serves as an executive officer;

-

a director serves as an officer, director or trustee of a charitable organization and the charitable contributions of Equifax or the Equifax Foundation to such organization are less than the greater of (i) $100,000 or (ii) two percent of the organization’s total annual charitable receipts (Equifax or Equifax Foundation automatic matching of employee charitable contributions will not be included in the amount of Equifax or Equifax Foundation contributions for this purpose); and

-

a director is an executive officer of another company that does business with Equifax and the annual revenue derived from that business by either company accounts for less than (i) $1,000,000 or (ii) two percent, whichever is greater, of the consolidated gross revenues of such company.

•

For relationships not covered by these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth above. Equifax will explain in its proxy statement the basis for any determination by the Board that a relationship is not material if the relationship does not satisfy one of the specific categories of immaterial relationships identified above.

•

Audit Committee members may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us (other than director fees and pension or other deferred compensation for prior service to Equifax).

(As amended February 6, 2009)

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Appendix B

Proposed Amendments to Equifax’s Articles of Incorporation and Bylaws

to Declassify the Board of Directors

New language is indicated by underlining,

and deletions are indicated by strike-throughs.

[ANNUAL ELECTION OF DIRECTORS]

IV.

(a) ~~The~~Subject to the rights of the holders of any outstanding series of Preferred Stock or any other outstanding class or series of shares of the Corporation as may be specified in or authorized by these Amended and Restated Articles of Incorporation, the business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors comprised as follows:

1. The ~~number~~Board of Directors of the Corporation shall ~~be~~consist of not less than nine~~,~~ nor more than 20 ~~shareholders, and shall be fixed within such range by~~Directors, the exact number of Directors to be determined from time to time by a resolution of the Board of Directors.

2. ~~The~~Subject to the provisions of Section 3 of this Article IV, the Directors shall be divided into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of ~~directors~~Directors constituting the entire Board of Directors. At each Annual Meeting of Shareholders, successors to the class of ~~directors~~Directors whose term expires at that Annual Meeting of Shareholders shall be elected for a three~~-~~ year term. If the number of ~~directors~~Directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of ~~directors~~Directors in each class as nearly equal as possible, and any additional ~~director~~Director of any class elected to the Board of Directors to fill a vacancy resulting from an increase in such a class shall hold office for a term that shall coincide with the remaining term of that ~~Class~~class, unless otherwise required by law, but in no case shall a decrease in the number of ~~directors~~Directors for a class shorten the term of an incumbent ~~director. A director~~Director. A Director shall hold office until the Annual Meeting of Shareholders for the year in which such ~~director’~~Director’s term expires and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

3. ~~Any~~ Notwithstanding anything contained in Section 2 of this Article IV to the contrary, beginning at the 2010 Annual Meeting of Shareholders, Directors shall be elected annually for terms of one year, except that any Director whose term expires at the 2011 Annual Meeting of Shareholders or the 2012 Annual Meeting of Shareholders shall continue to hold office until the end of the term for which such Director was elected or appointed and until such Director’s successor shall have been elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Accordingly, (i) at the 2010 Annual Meeting of Shareholders, the Directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2011 Annual Meeting of Shareholders; (ii) at the 2011 Annual Meeting of Shareholders, the Directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2012 Annual Meeting of Shareholders; and (iii) at the 2012 Annual Meeting of Shareholders, the Directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2013 Annual Meeting of Shareholders.

4. Except as otherwise required by law any vacancy on the Board of Directors ~~that results from an increase in the number of directors or from prior death~~resulting from death, resignation, retirement, ~~disqualification or removal from office of a director shall~~disqualification, removal from office or any other reason) and any newly created directorships resulting from an increase in the authorized number of Directors or any other reason may be filled by a majority of the ~~Board of~~ Directors then in office, ~~though~~even if less than a quorum, or by ~~the sole remaining director. Any director elected to fill a vacancy resulting from prior death, resignation, retirement, disqualification or removal from office of a director, shall have the same remaining term as that of his or her predecessor.~~a sole remaining Director. Any Director so chosen shall hold office until the next Annual Meeting of the Shareholders and until his or her successor has been duly elected and qualified. No decrease in the number of authorized Directors shall shorten the term of any incumbent Director.

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(b) Except as may be prohibited by law or by these Amended and Restated Articles of Incorporation, the Board of Directors shall have the right to make, alter, amend, change, add to, or repeal the By-laws of the Corporation, and have the right (which, to the extent exercised, shall be exclusive) to establish the rights, powers, duties, rules and procedures that from time to time shall govern the Board of Directors, each of its members, including without limitation, the vote required for any action by the Board of Directors, and that from time to time shall affect the ~~directors~~Directors’ powers to manage the business and affairs of the Corporation. No By-law shall be adopted by shareholders that shall impair or impede the implementation of the foregoing.

(c) Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that a lesser percentage for separate class vote for certain actions may be permitted by law, by these Amended and Restated Articles of Incorporation or by the By-laws of the Corporation), the affirmative vote of the holders of not less than two-thirds (2/3) of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock, voting together as a single class, shall be required to make, alter, amend, change, add to or repeal any provision of these Amended and Restated Articles of Incorporation or the By-laws of the Corporation inconsistent with this Article IV; provided, however, that this Article IV(c) shall not apply to, and such two-thirds (2/3) vote shall not be required to alter, amend, change, add to or repeal any provisions of the By-laws relating to this Article IV, or this Article IV of these Amended and Restated Articles of Incorporation, recommended by a majority of the Board of Directors.

(d) The invalidity or unenforceability of this Article IV, or any portion hereof, or of any action taken pursuant to this Article IV shall not affect the validity or enforceability of any other provision of these Amended and Restated Articles of Incorporation, any action taken pursuant to such other provision, or any action taken pursuant to this Article IV.

PROPOSED AMENDMENT AND RESTATEMENT OF SECTION 2.2 OF EQUIFAX’S AMENDED AND

RESTATED BYLAWS

[ANNUAL ELECTION OF DIRECTORS]

Section 2.2 Number of Directors and Term of Office. The number of Directors constituting the Board shall be consistent with the provisions of the Amended and Restated Articles of Incorporation and shall be fixed from time to time by ~~the Board of Directors and, in accordance with Article IV of the Company’s Amended and Restated Articles of Incorporation, will not be less than nine nor more than twenty. The Directors shall be divided into three Classes, designated as Class I, Class II and Class Ill. Each Class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board of Directors. At each Annual Meeting of the Shareholders, successors to the Class of Directors whose term expires at that Annual Meeting of the Shareholders shall be elected for a three-year term. If the number of Directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each Class as nearly equal as possible. Any additional Director of any Class elected by the Board of Directors to fill a vacancy resulting from an increase in such a Class shall hold office for a term that shall coincide with the remaining term of that Class. In no case shall a decrease in the number of Directors for a Class shorten the term of an incumbent Director. The Board of Directors may elect a Director to fill a vacancy resulting from the death, resignation, retirement, disqualification or removal from office of a Director, and such Director shall have the same remaining term as that of his or her predecessor. A Director shall hold office until the Annual Meeting of the Shareholders for the year in which such Director’s term expires and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.~~resolution of the Board. A Director may resign from the Board at any time by delivering notice in writing or by electronic transmission to the Board of Directors, the Chairman of the Board or the Secretary. Such resignation shall be effective on such later date as is specified therein (or, if no such date is specified, upon delivery); provided, that, if so specified in such resignation or so provided by the Corporation’s Guidelines on Significant Corporate Governance Issues or other Board-adopted policy in effect from time to time, the effectiveness of a Director’s resignation may be conditioned upon its acceptance by the Board or upon the happening of another event, and the effective date thereof may be determined by the happening of such event. A resignation that is conditioned upon the happening of another event may provide that it is irrevocable. Directors shall have terms of office as provided in the Amended and Restated Articles of Incorporation.

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Appendix C

Proposed Amendments to Equifax’s Articles of Incorporation to

Provide for Majority Voting in Uncontested Director Elections

New language is indicated by underlining,

and deletions are indicated by strike-throughs.

[MAJORITY VOTING FOR DIRECTORS IN UNCONTESTED ELECTIONS]

III.

(a) Except as otherwise provided in these Amended and Restated Articles of Incorporation or pursuant to the terms of any authorized series of Preferred Stock or by action of the Board of Directors pursuant to the Georgia Business Corporation Code, the vote required for shareholder action on all matters shall be the minimum vote required by the Georgia Business Corporation Code.

(b) The vote required for election of a Director by shareholders, other than in a contested election, shall be the affirmative vote of the holders of a majority of the votes cast with respect to the Director at any meeting for the election of Directors at which a quorum is present. A majority of votes cast means that the number of votes cast “for” a Director must exceed the number of votes cast “against” that Director. In a contested election, the nominees receiving the greatest number of votes “for” their election, up to the number of Directors to be elected, shall be elected. Abstentions and broker non-votes will not count as votes either “for” or “against” a nominee. The election is “contested” if there are more nominees than Board vacancies, which shall be the case if: (i) the Secretary of the Corporation has received a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for shareholder nominees for Director set forth in the Corporation’s By-laws and (ii) such nomination has not been withdrawn by such shareholder on or prior to ten (10) days in advance of the date that the Corporation files its definitive proxy statement with the Securities and Exchange Commission with respect to such election (regardless of whether such proxy statement is thereafter revised or supplemented).

PROPOSED AMENDMENT AND RESTATEMENT OF SECTION 2.3 OF EQUIFAX’S

AMENDED AND RESTATED BYLAWS

[MAJORITY VOTING FOR DIRECTORS IN UNCONTESTED ELECTIONS]

Section 2.3 Election of Directors. ~~Unless otherwise provided in the Articles of Incorporation or the Code, Directors~~Except as provided in Section 2.4 of these By-laws or by applicable law, each Director shall be elected by ~~a plurality~~the affirmative vote of the holders of a majority of the votes cast by the holders of all then outstanding shares of Voting Stock voting together as a single class~~by the shares entitled to vote in~~ with respect to the Director at any meeting for the election ~~at a meeting of Shareholders~~of Directors at which a quorum is present~~.~~ , provided that, if as of a date that is ten (10) days in advance of the date the Company files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission the number of nominees exceeds the number of Directors to be elected in such election (a “contested election”), the Directors shall be elected by the vote of a plurality of the votes cast by the shares represented in person or by proxy at any such meeting and entitled to vote on the election of Directors. For purposes of this Section, a majority of the votes cast means that the number of shares voted “for” a Director must exceed the number of votes cast “against” that Director. If Directors are to be elected by a plurality of the votes cast in a contested election, shareholders shall not be permitted to vote against a nominee. The Governance Committee of the Board of Directors shall establish and submit to the Board of Directors for approval policies pursuant to which any incumbent Director who is not re-elected by a majority of the votes cast in an election in which such majority is required shall offer his or her resignation to the Board. The Governance Committee will make a recommendation to the Board on whether or not to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the election results. If, for any cause, and except as provided in Section 2.4 of these By-laws or by applicable law, Directors shall

C-1

not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the shareholders called for that purpose in the manner provided in these Bylaws.

Section 2.4 Vacancies. Any vacancy on the Board of Directors that results from an increase in the number of Directors or from prior death, resignation, retirement, disqualification or removal from office of a Director shall be filled by a majority of the Board of Directors then in office, though less than a quorum, or by the sole remaining Director. Any Director elected to fill a vacancy resulting from ~~prior~~an increase in the number of Directors or from the death, resignation, retirement, disqualification or removal from office of a ~~director, shall have the same remaining term as that of his or her predecessor~~Director shall hold office until the next annual meeting of the shareholders and until the Director’s successor has been duly elected and qualified. No decrease in the number of authorized Directors shall shorten the term of any incumbent Director.

C-2

Appendix D

Equifax Inc.

Director Resignation Policy

1.	Introduction

This document describes the policy of the Board of Directors (the “Board”) of Equifax Inc. (the “Company”) with respect to certain situations in which an incumbent director standing for re-election by the Company’s shareholders does not receive a majority affirmative vote of the shares voting on his or her re-election.

2.	Definitions

2.1.	“Incumbent Director” means an incumbent director standing for re-election by the Company’s shareholders.

2.2.	“Majority Affirmative Vote” means that, in an election in which a quorum is present, the number of votes cast “for” the re-election of an Incumbent Director is greater than the number of votes cast “against” the re-election of the Incumbent Director.

2.3.	“Governance Committee” means the Governance Committee of the Board.

2.4.	“Tendered Resignation” means a resignation tendered by an Incumbent Director pursuant to this policy.

2.5.	“Uncontested Election” means an election of directors by the Company’s shareholders for which, as of a date that is ten (10) days in advance of the date that the Company files its definitive proxy statement with the Securities and Exchange Commission with respect to such election (regardless of whether such proxy statement is thereafter revised or supplemented), the number of nominees is less than or equal to the number of directors to be elected.

3.	Action by Incumbent Director

3.1.	An Incumbent Director who does not receive a Majority Affirmative Vote in an Uncontested Election shall promptly tender his or her resignation from the Board and from those Board committees on which the Incumbent Director serves.

3.2.	For the avoidance of doubt, this policy is applicable only in the case of an Uncontested Election.

3.3.	Any Incumbent Director who tenders his or her resignation pursuant to this policy shall not participate in the Governance Committee’s or the Board’s consideration of:

3.3.1.	His or her Tendered Resignation; or

3.3.2.	Except as provided in Section 7 (Tendered Resignation by Majority) below, in the consideration of the resignation of any other director tendered pursuant to this policy in connection with the same election of directors in which the Incumbent Director did not receive a Majority Affirmative Vote.

3.4.	An Incumbent Director may provide the Governance Committee and/or the Board with any information that he or she deems relevant to the consideration of his or her Tendered Resignation.

4.	Recommendation by Governance Committee

4.1.	The Governance Committee shall consider the Tendered Resignation and, no later than sixty (60) days following the shareholders’ meeting at which the Incumbent Director did not receive a Majority Affirmative Vote, shall recommend to the Board the action or actions to be taken with respect to the Tendered Resignation.

4.2.	The Governance Committee may recommend, among other things, that the Board:

4.2.1.	Accept the Tendered Resignation;

4.2.2.	Delay acceptance of the Tendered Resignation for a reasonable period of time sufficient to recruit and elect a new director;

D-1

4.2.3.	Reject the Tendered Resignation but address the underlying reasons for the failure of the Incumbent Director to receive a Majority Affirmative Vote; or

4.2.4.	Reject the Tendered Resignation without further action.

4.3.	If the Governance Committee recommends that the Board accept the Tendered Resignation, the Governance Committee shall also recommend to the Board whether to fill the vacancy resulting from the resignation or to reduce the size of the Board.

4.4.	In considering a Tendered Resignation, the Governance Committee may consider those factors it deems relevant to its recommendation, including but not limited to the following:

4.4.1.	The underlying reasons for the failure of the Incumbent Director to receive a Majority Affirmative Vote;

4.4.2.	The tenure and qualifications of the Incumbent Director;

4.4.3.	The Incumbent Director’s past and expected future contributions to the Board;

4.4.4.	The other policies of the Board; and

4.4.5.	The overall composition of the Board, including whether accepting the Tendered Resignation would cause the Company to fail to meet the requirements of any law, regulation, or rule, including but not limited to the regulations of the Securities and Exchange Commission or the rules of any exchange on which the Company’s shares are listed or traded.

5.	Action by Board

5.1.	The Board shall act on the recommendation of the Governance Committee no later than ninety (90) days following the shareholders’ meeting at which the Incumbent Director did not receive a Majority Affirmative Vote.

5.2.	In considering the Governance Committee’s recommendation, the Board may consider those factors considered by the Governance Committee, as well as any other factors that the Board deems to be relevant.

6.	Summary; Public Announcement

6.1.	This policy will be summarized or included in each proxy statement relating to the election of directors of the Company.

6.2.	Following the Board’s decision, the Company will promptly publicly announce the Board’s decision. The announcement shall include an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the Tendered Resignation.

7.	Tendered Resignation by Majority

If, in any Uncontested Election, a majority of the members of the Governance Committee are required to tender their resignation pursuant to this policy, then:

7.1.	If the number of independent directors who are not required to tender their resignation in connection with the Uncontested Election is three or more, the Board shall appoint a committee, which shall be comprised of at least three independent directors who are not required to tender their resignation as selected by the independent directors who are not required to tender their resignation, for the purpose of considering the Tendered Resignations in accordance with this policy;

7.2.	If the number of independent directors who are not required to tender their resignation in connection with the Uncontested Election is less than three, the Board shall appoint a committee, which shall be comprised of all independent directors, regardless of whether they are required to tender their resignation, for the purpose of considering the Tendered Resignations in accordance with this policy, provided that each independent director required to tender his or her resignation shall recuse himself or herself from consideration of his or her Tendered Resignation. The committee shall make the recommendation contemplated to be made by the Governance Committee to the Board under this policy.

D-2

Equifax is a registered trademark of Equifax Inc. Copyright© 2009, Equifax Inc. Atlanta, Georgia All rights reserved. Printed in U.S.A.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting and Proxy Statement and our Annual Report to Shareholders are available at www.equifax.com/investor_center/en_us.

Notice to participants in the Equifax Inc. 401(k) Plan and the Equifax Canada Retirement Savings Program for Salaried Employees (the “Equifax Plans”):

If you participate in the Equifax Plans, your proxy card includes shares that the relevant plan has credited to this account.

To allow sufficient time for the Equifax Plans’ trustees to vote, the trustees must receive your voting instructions no later than 11:59 p.m., Eastern Daylight Time, on May 6, 2009. The Equifax Inc. 401(k) Plan trustee will vote those plan shares that are not voted by this deadline in the same proportion as the shares held by the trustees for which voting instructions have been received. The Equifax Canada Retirement Savings Program for Salaried Employees trustee will only vote those plan shares for which voting instructions are received prior to this deadline. Participants in the Equifax Plans may not vote the shares owned through such plans after this deadline, including at the annual meeting.

TO CHANGE YOUR VOTE

If you vote again by any means prior to the meeting it will cancel your prior vote. For example, if you voted by telephone, a later internet vote will change your vote. The last vote received before 11:59 P.M., Eastern Daylight Time, on May 7, 2009 will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EQUIFAX INC.

This proxy, when properly executed, will be voted in the manner directed by the shareholder whose name appears on the reverse (the “Shareholder”). If no direction is given, this Proxy will be voted “For” election of the director nominees in Item 1, “For” ratification of the selection of Ernst & Young LLP as Equifax’s independent registered public accounting firm for 2009, “For” amendment of the Articles of Incorporation and Bylaws to declassify the Board of Directors, and “For” amendment of the Articles of Incorporation to provide for majority voting in uncontested director elections, and with discretionary authority on all other matters that may properly come before the annual meeting.

By this document, the Shareholder appoints L. Phillip Humann, Siri S. Marshall and Richard F. Smith, and each of them, with power of substitution in each, proxies to appear and vote all common stock of the Shareholder in Equifax Inc. at the Annual Meeting of Shareholders to be held on Friday, May 8, 2009, at 9:30 a.m. Eastern Daylight Time at Equifax’s principal executive offices located at 1550 Peachtree Street, N.W., Atlanta, Georgia 30309, and at any adjournment thereof.

E-Mail Address/Comments:

(If you noted any E-Mail Address/Comments above, please mark corresponding box on the reverse side.)

(continued on the other side)

1550 PEACHTREE STREET, N.W. ATLANTA, GA 30309	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 7, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 7, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Equifax Inc., c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Equifax Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

PLEASE DO NOT MAIL BACK YOUR PROXY CARD IF YOU VOTE BY TELEPHONE OR INTERNET.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EQUIFAX INC.

The Equifax Inc. Board of Directors recommends

a vote FOR items 1, 2, 3 and 4 below.

1. Election of the following three nominees for three-year terms:	For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the nominee’s number on the line below.

01) Mark L. Feidler	☐	☐	☐

02) John A. McKinley	☐	☐	☐		For	Against	Abstain

03) Richard F. Smith	☐	☐	☐

2. To ratify the selection of Ernst & Young LLP as Equifax’s independent registered public accounting firm for 2009.					☐	☐	☐

3. To amend the Articles of Incorporation and Bylaws to declassify the Board of Directors.					☐	☐	☐

4. To amend the Articles of Incorporation to provide for majority voting in uncontested director elections.					☐	☐	☐

For comments and/or if you wish to receive next year’s annual report and proxy materials via the Internet, please check this box and provide your comments and/or e-mail address on the reverse of this card.

				☐	IMPORTANT: Please date this proxy and sign exactly as your name appears on this proxy card. If stock is held jointly, both holders must sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should give their full title(s).

EQUIFAX INC.

** IMPORTANT NOTICE **

Regarding the Availability of Proxy Materials

You are receiving this communication because you hold shares in the above company, and the materials you should review before you cast your vote are now available.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

1550 PEACHTREE STREET, N.W. ATLANTA, GA 30309

Shareholder Meeting to be held on May 8, 2009

Proxy Materials Available

•	Notice and Proxy Statement
•	Annual Report

PROXY MATERIALS - VIEW OR RECEIVE

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See the Reverse Side for Meeting Information and Instructions on How to Vote

Meeting Information		How To Vote
Meeting Type: Meeting Date: Meeting Time: For holders as of:	Annual May 8, 2009 9:30 A.M., EDT March 3, 2009

Vote In Person

Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting, you will need to request a ballot to vote these shares.

Meeting Location:
Equifax Inc. 1550 Peachtree Street, N.W. Atlanta, GA 30309

Vote By Internet

To vote now by Internet, go to WWW.PROXYVOTE.COM. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your notice in hand when you access the web site and follow the instructions.

Meeting Directions:
For meeting directions, please call: 404-885-8000

Voting items

Equifax Inc.’s Board of Directors Recommends a Vote FOR items 1, 2, 3 and 4 below.

1.	Election of the following three nominees for three-year terms:

Nominees:

1a.	Mark L. Feidler

1b.	John A. McKinley

1c.	Richard F. Smith

2.	Ratify the selection of Ernst & Young LLP as Equifax’s independent registered public accounting firm for 2009.

3.	Amend the Articles of Incorporation and Bylaws to declassify the Board of Directors.

4.	Amend the Articles of Incorporation to provide for majority voting in uncontested director elections.